Exhibit 10.1

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

STANDARD OFFICE LEASE

BY AND BETWEEN

LONG RIDGE OFFICE PORTFOLIO, L.P.,

a Delaware limited partnership,

AS LANDLORD,

AND

HORIZON PHARMA USA, INC.,

a Delaware corporation,

AS TENANT

SUITES 520 and 550

Corporate 500 Centre

(i)

(ii)

		Page

ARTICLE 31	OPTION TO EXTEND	32
(a)	Option Right	32
(b)	Option Rent	33
(c)	Exercise of Option	33
(d)	Determination of Market Rent	33

ARTICLE 32	RIGHT OF FIRST OFFER	34
(a)	Procedure for Offer	34
(b)	Procedure for Acceptance	34
(c)	Lease of First Offer Space	35
(d)	No Defaults	35
(e)	Remedy	35

ARTICLE 33	SIGNAGE/DIRECTORY	35

Exhibit “A” Premises
Exhibit “B” Rules and Regulations
Exhibit “C” Notice of Term Dates and Tenant’s Proportionate Share
Exhibit “D” Tenant Work Letter
Exhibit “E” Letter of Credit

(iii)

INDEX

Page(s)
Abatement Event	12
Abatement Notice	12
Additional Rent	3
Adjustment Dates	5
Affiliated Assignee	33
Alterations	9
Approved Working Drawings	Exhibit D
Architect	Exhibit D
Base Building	Exhibit D
Basic Rental	1
Beneficial Occupancy Period	2
Brokers	1
Code	Exhibit D
Commencement Date	1
Completed Work Percentage	Exhibit D
Construction Drawings	Exhibit D
Contingency	32
Contract	Exhibit D
Contractor	Exhibit D
Costs of Reletting	22
Damage Repair Estimate	17
Design Professionals	Exhibit D
Direct Costs	3
Dispute Notice	5
Economic Terms	34
Eligibility Period	12
Engineers	Exhibit D
Estimate	4
Estimate Statement	4
Estimated Direct Costs	4
Event of Default	19
Expiration Date	1
Extra Rent	22
Final Costs	Exhibit D
Final Disbursement	Exhibit D
Final Disbursement Request	Exhibit D
First Offer Notice	34
First Offer Space	34
Force Majeure	25
Hazardous Material	26
Improvements	Exhibit D
Initial Installment of Basic Rental	2
Interest Notice	33
Landlord	1
Landlord Parties	13
Laws	26
Lease	1
Lease Year	2
Letter of Credit	5
Market Rent	33
Operating Costs	3
Option	33
Option Rent	33
Option Rent Notice	33
Option Term	33
Original Tenant	32
Outside Agreement Date	33
Over-Allowance Amount	Exhibit D
Parking Passes	1

(iv)

Page(s)
Partnership Tenant	31
Permitted Use	1
Premises	1
Progress Disbursement	Exhibit D
Project	1
Real Property	3
Rent Credit	Exhibit D
Request Notice	Exhibit D
Retention	Exhibit D
Review Notice	5
Review Period	5
Rules and Regulations	29
SNDA	18
Square Footage of Premises	1
Stated Amount	5
Statement	4
Subcontractors	Exhibit D
Tax Costs	3
Tenant	1
Tenant Improvement Allowance	Exhibit D
Tenant Improvement Allowance Items	Exhibit D
Tenant Improvements	8
Tenant’s Acceptance	33
Tenant’s Agents	Exhibit D
Tenant’s Proportionate Share	1
Term	1
Transfer	16
Transfer Premium	16
Transferee	16

(v)

STANDARD OFFICE LEASE

This Standard Office Lease (“Lease”) is made and entered into as of the 2nd day of August, 2011, by and between LONG RIDGE OFFICE PORTFOLIO, L.P., a Delaware limited partnership (“Landlord”), and HORIZON PHARMA USA, INC., a Delaware corporation (“Tenant”).

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises described as Suite Nos. 520 and 550, as designated on the plan attached hereto and incorporated herein as Exhibit “A” (“Premises”), of the project (“Project”) now known as Corporate 500 Centre whose address is 520 Lake Road, Deerfield, Illinois, for the Term and upon the terms and conditions hereinafter set forth, and Landlord and Tenant hereby agree as follows:

ARTICLE 1

BASIC LEASE PROVISIONS

A. Term:	Seventy-nine (79) months.

Commencement Date:	December 1, 2011.

Expiration Date:	June 30, 2018.

B. Square Footage of Premises:	21,182 rentable square feet.

C. Basic Rental:

Period	Annual Basic Rental	Monthly Basic Rental*	Annual Basic Rental Per Rentable Square Foot
12/1/2011-11/30/2012	$354,798.50	$29,566.54	$16.75
12/1/2012-11/30/2013	$365,389.50	$30,449.13	$17.25
12/1/2013-11/30/2014	$375,980.50	$31,331.71	$17.75
12/1/2014-11/30/2015	$386,571.50	$32,214.29	$18.25
12/1/2015-11/30/2016	$397,162.50	$33,096.88	$18.75
12/1/2016-11/30/2017	$407,753.50	$33,979.46	$19.25
12/1/2017-6/30/2018	$418,344.50	$34,862.04	$19.75

*	Subject to abatement as provided in Section 3(a) below.

D. Intentionally Omitted:

E. Tenant’s Proportionate Share:	3.17%

F. Letter of Credit:	See Article 4.

G. Permitted Use:	General office use consistent with the character of the Project as a first-class office project.

H. Brokers:	Studley (for Tenant) and Colliers International (for Landlord).

I. Parking Passes:	Tenant shall be entitled to rent three point two (3.2) parking passes for each 1,000 rentable square feet contained in the Premises, which equals sixty-eight (68) passes, upon the terms and conditions and at the rate provided in Article 23 hereof. As indicated in Article 23 below, up to three (3) of such spaces may, at Tenant’s option, be for underground reserved parking.

J. Initial Installment of Basic Rental:	The first full month’s Basic Rental of $29,566.54 shall be due and payable by Tenant to Landlord upon Tenant’s execution of this Lease.

ARTICLE 2

TERM/PREMISES

(a) Term. The Term of this Lease shall commence on the Commencement Date as set forth in Article 1.A. of the Basic Lease Provisions and shall end on the Expiration Date set forth in Article 1.A. of the Basic Lease Provisions. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Term, with the first (1st) Lease Year commencing on the Commencement Date; however, (a) if the Commencement Date falls on a day other than the first (1st) day of a calendar month, the first (1st) Lease Year shall end on the last day of the eleventh (11th) month after the Commencement Date and the second (2nd) and each succeeding Lease Year shall commence on the first (1st) day of the next calendar month, and (b) the last Lease Year shall end on the Expiration Date. Landlord may deliver to Tenant a Commencement Letter in a form substantially similar to that attached hereto as Exhibit “C”, which Tenant shall execute and return to Landlord within five (5) days of receipt thereof. Failure of Tenant to timely execute and deliver the Commencement Letter shall constitute acknowledgment by Tenant that the statements included in such notice are true and correct, without exception.

(b) Premises. Landlord and Tenant hereby stipulate that the Premises contains the number of square feet specified in Article 1.B. of the Basic Lease Provisions.

(c) Beneficial Occupancy. Notwithstanding anything to the contrary contained herein, Tenant shall have the right to commence business from the Premises during the period (the “Beneficial Occupancy Period”) from the date of Landlord’s delivery of possession of the Premises to Tenant until the Commencement Date, provided that (i) Tenant shall give Landlord at least ten (10) days prior notice of any such occupancy of the Premises, (ii) a certificate of occupancy (or its equivalent) shall have been issued by the appropriate governmental authorities for the Premises, and (iii) all of the terms and conditions of this Lease shall apply, including Tenant’s obligations to pay Tenant’s Proportionate Share of Direct Costs pursuant to Article 3 below, based upon the square footage actually occupied by Tenant, during the Beneficial Occupancy Period (if any), except that Tenant’s obligation to pay monthly Basic Rental shall not apply during the Beneficial Occupancy Period.

ARTICLE 3

RENTAL

(a) Basic Rental. Subject to Section 1.2 of the Tenant Work Letter, Tenant agrees to pay to Landlord during the Term hereof, at Landlord’s office or to such other person or at such other place as directed from time to time by written notice to Tenant from Landlord, the monthly and annual sums as set forth in Article 1.C. of the Basic Lease Provisions, payable in advance on the first (1st) day of each calendar month, without demand, setoff or deduction, and in the event this Lease commences or the date of expiration of this Lease occurs other than on the first (1st) day or last day of a calendar month, the rent for such month shall be prorated. Notwithstanding anything to the contrary contained herein and provided that Tenant faithfully performs all of the terms and conditions of this Lease, Landlord hereby agrees to abate Tenant’s obligation to pay monthly Basic Rental and Tenant’s Proportionate Share of Direct Costs for the second (2nd), thirteenth (13th), twenty-fifth (25th), thirty-seventh (37th), forty-ninth (49th), sixty-first (61st) and seventy-third (73rd) month of the initial Lease Term. During such abatement periods, Tenant shall still be responsible for the payment of all of its other monetary obligations under this Lease including, without limitation, electricity charges. In addition, notwithstanding the foregoing, the first full month’s Basic Rental shall be paid to Landlord in accordance with Article 1.J. of the Basic Lease Provisions and, if the Commencement Date is not the first day of a month, Basic Rental for the partial month commencing as of the Commencement Date shall be prorated based upon the actual number of days in such month and shall be due and payable upon the Commencement Date.

(b) Direct Costs. Tenant shall pay an additional sum for each calendar year during the Term equal to the product of the amount set forth in Article 1.E. of the Basic Lease Provisions multiplied by the amount of “Direct Costs” for such year. In the event either the Premises and/or the Project is expanded or reduced, then Tenant’s Proportionate Share shall be appropriately adjusted, and as to the calendar year in which such change occurs, Tenant’s Proportionate Share for such calendar year shall be determined on the basis of the number of days during that particular calendar year that such Tenant’s Proportionate Share was in effect. In the event this Lease shall terminate on any date other than the last day of a calendar year, the additional sum payable hereunder by Tenant during the calendar year in which this Lease terminates shall be prorated on the basis of the relationship which the number of days which have elapsed from the commencement of said calendar year to and including said date on which this Lease terminates bears to three hundred sixty five (365). Any and all amounts due and payable by Tenant pursuant to this Lease (other than Basic Rental) shall be deemed “Additional Rent” and Landlord shall be entitled to exercise the same rights and remedies upon default in these payments as Landlord is entitled to exercise with respect to defaults in monthly Basic Rental payments.

(c) Definitions. As used herein the term “Direct Costs” shall mean the sum of the following:

(i) “Tax Costs”, which shall mean any and all real estate taxes and other similar charges on real property or improvements, assessments, water and sewer charges, and all other charges assessed, reassessed or levied upon the Project and appurtenances thereto and the parking or other facilities thereof, or the real property thereunder (collectively the “Real Property”) or attributable thereto or on the rents, issues, profits or income received or derived therefrom which are assessed, reassessed or levied by the United States, the State of Illinois or any local government authority or agency or any political subdivision thereof, and shall include Landlord’s reasonable legal fees, costs and disbursements incurred in connection with proceedings for reduction of Tax Costs or any part thereof; provided, however, if at any time after the date of this Lease the methods of taxation now prevailing shall be altered so that in lieu of or as a supplement to or a substitute for the whole or any part of any Tax Costs, there shall be assessed, reassessed or levied (a) a tax, assessment, reassessment, levy, imposition or charge wholly or partially as a net income, capital or franchise levy or otherwise on the rents, issues, profits or income derived therefrom, or (b) a tax, assessment, reassessment, levy (including but not limited to any municipal, state or federal levy), imposition or charge measured by or based in whole or in part upon the Real Property and imposed upon Landlord, then except to the extent such items are payable by Tenant under Article 6 below, such taxes, assessments, reassessments or levies or the part thereof so measured or based, shall be deemed to be included in the term “Direct Costs.” To the extent that Illinois real estate taxes for any given calendar year are billed by, and payable to, the taxing authority during the next calendar year, Landlord may elect to determine Tax Costs based on: (a) amounts payable for each prior calendar year, i.e. using an accrual basis of accounting; or (b) amounts payable during each calendar year without regard to whether such amounts are actually being made for the prior year, i.e. using a cash basis of accounting. To the extent that Tax Costs may be paid over time in installments, Tax Costs for any year shall only include the installment attributable to that particular year, calculated as if such Tax Costs are paid over the maximum permitted time.

(ii) “Operating Costs”, which shall mean all costs and expenses incurred by Landlord in connection with the maintenance, operation, replacement, ownership and repair of the Project, the equipment, the intrabuilding cabling and wiring, adjacent walks, malls and landscaped and common areas and the parking structure, areas and facilities of the Project. Operating Costs shall include but not be limited to, reasonable salaries, wages, medical, surgical and general welfare benefits and pension payments, payroll taxes, fringe benefits, employment taxes, workers’ compensation, uniforms and dry cleaning thereof for all persons who perform duties connected with the operation, maintenance and repair of the Project, its equipment, the intrabuilding cabling and wiring and the adjacent walks and landscaped areas, including janitorial, gardening, security, parking, operating engineer, elevator, painting, plumbing, electrical, carpentry, heating, ventilation, air conditioning and window washing; hired services; a reasonable allowance for depreciation of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project; accountant’s fees incurred in the preparation of rent adjustment statements; legal fees; real estate tax consulting fees; personal property taxes on property used in the maintenance and operation of the Project; fees, costs, expenses or dues payable pursuant to the terms of any covenants, conditions or restrictions or owners’ association pertaining to the Project; capital expenditures incurred to effect economies of operation of, or stability of services to, the Project and capital expenditures required by government regulations, laws, or ordinances enacted after the Commencement Date including, but not limited to the Americans with Disabilities Act; provided, however, that capital expenditure included in Operating Costs shall be amortized (with interest at ten percent (10%) per annum) over its useful life; the cost of all charges for electricity, gas, water and other utilities furnished to the Project (including, without limitation, the costs incurred in connection with Landlord’s supplying of “green” or other renewable energy), and any taxes thereon; the cost of all charges for fire and extended coverage, liability and all other insurance in connection with the Project carried by Landlord; the cost of all building and cleaning supplies and materials; the cost of all charges for cleaning, maintenance and service contracts and other services with independent contractors and administration fees; a property management fee (which fee may be imputed if Landlord has internalized management or otherwise acts as its own property manager) and license, permit and inspection fees relating to the Project. In the event, during any calendar year, the Project is less than ninety-five percent (95%) occupied at all times, Operating Costs which vary with occupancy shall be adjusted to reflect the Operating Costs of the Project as though ninety-five percent (95%) were occupied at all times, and the increase or decrease in the sums owed hereunder shall be based upon such Operating Costs as so adjusted.

(d) Determination of Payment.

(i) Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Costs for the then-current calendar year shall be (the “Estimated Direct Costs”). The failure of Landlord to timely furnish the Estimate Statement for any calendar year shall not preclude Landlord from subsequently enforcing its rights to collect any Estimated Excess under this Article 3, once such Estimated Direct Costs have been determined by Landlord. Tenant shall pay, with its next installment of Monthly Basic Rental due, a fraction of the Estimated Direct Costs for the then-current calendar year (reduced by any amounts paid pursuant to the last sentence of this Section 3(d)(i)). Such fraction shall have as its numerator the number of months which have elapsed in such current calendar year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the Monthly Basic Rental installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Costs set forth in the previous Estimate Statement delivered by Landlord to Tenant.

(ii) In addition, Landlord shall endeavor to give to Tenant by June 30 or as soon as reasonably practicable following the end of each calendar year, a statement (the “Statement”) which shall state the Direct Costs incurred or accrued for such preceding calendar year. Upon receipt of the Statement for each calendar year during the Term, if amounts paid by Tenant as Estimated Direct Costs are less than the actual Tenant’s Proportionate Share of Direct Costs as specified on the Statement, Tenant shall pay, with its next installment of monthly Basic Rental due, the full amount of Tenant’s Proportionate Share of Direct Costs for such calendar year, less the amounts, if any, paid during such calendar year as Estimated Direct Costs. If, however, the Statement indicates that amounts paid by Tenant as Estimated Direct Costs are greater than Tenant’s Proportionate Share of the actual Direct Costs as specified on the Statement, such overpayment shall be credited against Tenant’s next installments of Estimated Direct Costs. The failure of Landlord to timely furnish the Statement for any calendar year shall not prejudice Landlord from enforcing its rights under this Article 3, once such Statement has been delivered. Even though the Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Proportionate Share of the Direct Costs for the calendar year in which this Lease terminates, Tenant shall immediately pay to Landlord an amount as calculated pursuant to the provisions of this Section 3(d) or if amounts paid by Tenant as Estimated Direct Costs are greater than Tenant’s Proportionate Share of the actual Direct Costs, Landlord shall refund such excess to Tenant concurrently with the Statement. The provisions of this Section 3(d)(ii) shall survive the expiration or earlier termination of the Term.

(iii) If the Project is a part of a multi-building development, those Direct Costs attributable to such development as a whole (and not attributable solely to any individual building therein) shall be allocated by Landlord to the Project and to the other buildings within such development on an equitable basis.

(e) Audit Right. Within one hundred twenty (120) days after receipt of a Statement by Tenant (“Review Period”), if Tenant disputes the amount set forth in the Statement, Tenant’s employees, real estate advisory firm or independent certified public accountant (which firm or accountant is nationally or regionally recognized and is not retained on a contingency fee basis), designated by Tenant, may, after reasonable notice to Landlord (“Review Notice”) and at reasonable times, inspect Landlord’s records at Landlord’s offices, provided that Tenant is not then in default after expiration of all applicable cure periods and provided further that Tenant and such accountant or representative shall, and each of them shall use their commercially reasonable efforts to cause their respective agents and employees to, maintain all information contained in Landlord’s records in strict confidence. Notwithstanding the foregoing, Tenant shall only have the right to review Landlord’s records one (1) time during any twelve (12) month period. If after such inspection, but within thirty (30) days after the Review Period, Tenant notifies Landlord in writing (“Dispute Notice”) that Tenant still disputes such amounts, a certification as to the proper amount shall be made in accordance with Landlord’s standard accounting practices, at Tenant’s expense, by an independent certified public accountant mutually selected by Landlord and Tenant and who is a member of a nationally or regionally recognized accounting firm. Tenant’s failure to deliver the Review Notice within the Review Period or to deliver the Dispute Notice within thirty (30) days after the Review Period shall be deemed to constitute Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If Tenant timely delivers the Review Notice and the Dispute Notice, Landlord shall cooperate in good faith with Tenant and the accountant to show Tenant and the accountant the information upon which the certification is to be based. However, if such certification by the accountant proves that the Direct Costs set forth in the Statement were overstated by more than five percent (5%), then the cost of the accountant and the cost of such certification shall be paid for by Landlord. Promptly following the parties receipt of such certification, the parties shall make such appropriate payments or reimbursements, as the case may be, to each other, as are determined to be owing pursuant to such certification. Tenant agrees that this section shall be the sole method to be used by Tenant to dispute the amount of any Direct Costs payable by Tenant pursuant to the terms of this Lease, and Tenant hereby waives any other rights at law or in equity relating thereto.

ARTICLE 4

LETTER OF CREDIT

Concurrently with Tenant’s execution of this Lease, Tenant shall deliver to Landlord an unconditional, irrevocable and renewable letter of credit (“Letter of Credit”) in favor of Landlord in the form attached hereto as Exhibit “E”, issued by a financial institution approved by Landlord, in the principal amount (“Stated Amount”) specified below, to be held by Landlord in accordance with the terms, provisions and conditions of this Lease. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the Letter of Credit. If the Letter of Credit delivered by Tenant is inconsistent with the form attached hereto as Exhibit “E” (including, without limitation, the wrong name or address for the Beneficiary), Landlord may so notify Tenant in writing, in which case Tenant shall cause the Letter of Credit to be corrected within five (5) business days after such notice. Landlord shall be entitled to draw upon the Letter of Credit if the credit rating or financial condition of the issuer of the Letter of Credit is no longer acceptable to Landlord. Following any such draw by Landlord on the Letter of Credit solely because of the deterioration of the creditworthiness of the issuer of the Letter of Credit, Landlord will disburse such Letter of Credit proceeds to Tenant provided (i) Tenant delivers to Landlord a replacement Letter of Credit from a financial institution satisfactory to Landlord in the form attached hereto as Exhibit “E” within sixty (60) days after Landlord’s draw thereon, (ii) there exists no event of default with respect to any provision of this Lease, and (iii) Tenant pays all of Landlord’s fees and expenses incurred in connection with such disbursement; provided, however, if any of the three (3) foregoing conditions are not satisfied, the proceeds received from such draw shall constitute Landlord’s property (and not Tenant’s property or the property of the bankruptcy estate of Tenant) and Landlord may then use, apply or retain all or any part of the proceeds for the purposes set forth in clauses (1) through (5) of the next paragraph. The Stated Amount shall initially be […***…]; provided, however, that, except as hereinafter provided, upon the dates specified below (“Adjustment Dates”), the Stated Amount may be reduced to the following amounts:

***Confidential Treatment Requested

Date	Stated Amount
December 1, 2011	[...***...]
December 1, 2013	[...***...]
December 1, 2014	[...***...]

However, if (i) an Event of Default by Tenant occurs under this Lease, or (ii) circumstances exist that would, with notice or lapse of time, or both, constitute a default by Tenant, and Tenant has failed to cure such default within the time period permitted by Article 19 or such lesser time as may remain before the relevant Adjustment Date as provided above, the Stated Amount shall not thereafter be reduced unless and until such default shall have been fully cured pursuant to the terms of this Lease, at which time the Stated Amount may be reduced as hereinabove described. The Letter of Credit shall state that an authorized officer or other representative of Landlord may make demand on Landlord’s behalf for the Stated Amount of the Letter of Credit, or any portion thereof, and that the issuing bank must immediately honor such demand, without qualification or satisfaction of any conditions, except the proper identification of the party making such demand. In addition, the Letter of Credit shall indicate that it is transferable in its entirety by Landlord as beneficiary and that upon receiving written notice of transfer, and upon presentation to the issuing bank of the original Letter of Credit, the issuer or confirming bank will reissue the Letter of Credit naming such transferee as the beneficiary. Tenant shall be responsible for the payment to the issuing bank of any transfer costs imposed by the issuing bank in connection with any such transfer. If (A) the term of the Letter of Credit held by Landlord will expire prior to the last day of the Lease Term and the Letter of Credit is not extended, or a new Letter of Credit for an extended period of time is not substituted, in either case at least sixty (60) days prior to the expiration of the Letter of Credit, or (B) Tenant commits a default with respect to any provision of this Lease, including the filing of a voluntary petition under Title 11 of the United States Code (i.e., the Bankruptcy Code), or otherwise becomes a debtor in any case or proceeding under the Bankruptcy Code, as now existing or hereinafter amended, or any similar law or statute, Landlord may (but shall not be required to) draw upon all or any portion of the Stated Amount of the Letter of Credit, and the proceeds received from such draw shall constitute Landlord’s property (and not Tenant’s property or the property of the bankruptcy estate of Tenant) and Landlord may then use, apply or retain all or any part of the proceeds (1) for the payment of any sum which is in default, (2) to reimburse Landlord for costs incurred by Landlord in connection with this Lease (including, without limitation, any costs incurred by Landlord to improve the Premises, any Improvement Allowance, and any brokerage commissions and attorneys’ fees), (3) for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default, (4) to compensate Landlord for any loss or damage which Landlord may suffer by reason of Tenant’s default or (5) as prepaid rent to be applied against Tenant’s Basic Rental obligations for the last month of the Term and the immediately preceding month(s) of the Term until the remaining proceeds are exhausted. If any portion of the Letter of Credit proceeds are so used or applied, Tenant shall, within ten (10) days after demand therefor, post an additional Letter of Credit in an amount to cause the aggregate amount of the unused proceeds and such new Letter of Credit to equal the Stated Amount required in this Article 4 above. Landlord shall not be required to keep any proceeds from the Letter of Credit separate from its general funds. Should Landlord sell its interest in the Premises during the Lease Term and if Landlord deposits with the purchaser thereof the Letter of Credit or any proceeds of the Letter of Credit, thereupon Landlord shall be discharged from any further liability with respect to the Letter of Credit and said proceeds and Tenant shall look solely to such transferee for the return of the Letter of Credit or any proceeds therefrom. The Letter of Credit or any remaining proceeds of the Letter of Credit held by Landlord after expiration of the Lease Term, after any deductions described in this Article 4 above, shall be returned to Tenant or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within sixty (60) days following the expiration of the Lease Term.

The use, application or retention of the Letter of Credit, the proceeds or any portion thereof, shall not prevent Landlord from exercising any other rights or remedies provided under this Lease, it being intended that Landlord shall not be required to proceed against the Letter of

***Confidential Treatment Requested

Credit, and such use, application or retention of the Letter of Credit shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. No trust relationship is created herein between Landlord and Tenant with respect to the Letter of Credit. Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit, any renewal thereof or substitute therefor or the proceeds thereof be deemed to be or treated as a “security deposit” or intended to serve as a “security deposit”.

ARTICLE 5

HOLDING OVER

Should Tenant (or any subtenant, assignee or other party occupying the Premises by, through, under, or with the permission of Tenant), fail to vacate and surrender all or any portion of the Premises upon expiration or termination of this Lease or termination of Tenant’s right to possession of the Premises, in the condition required under this Lease, without Landlord’s written consent, Tenant and/or such other parties shall, at Landlord’s option (which option Landlord may elect by notice to Tenant and/or such other parties at any time before or after such expiration or termination and regardless of whether Landlord has accepted rent during any holdover period), become either a tenant at sufferance or a month-to-month tenant upon each and all of the terms herein provided as may be applicable to such a tenancy and any such holding over shall not constitute an extension of this Lease (and any such tenancy shall be a tenancy at sufferance unless and until Landlord exercises the foregoing option to create a month-to-month tenancy). During such holding over, Tenant shall pay (and any such other parties shall be jointly and severally obligated to pay) in advance, monthly, Basic Rental at a rate equal to one and one half (1.5) times the rate in effect for the last month of the Term of this Lease, in addition to, and not in lieu of, all other payments required to be made by Tenant hereunder including but not limited to Tenant’s Proportionate Share of Direct Costs. The parties agree that it would be impracticable or extremely difficult to fix Landlord’s actual damages for such holding over and that the foregoing increase in the rate of Basic Rental for holding over is a fair estimate and liquidation of such actual damages. Nothing contained in this Article 5 shall be construed as consent by Landlord to any holding over of the Premises by Tenant or any other parties, and Landlord expressly reserves the right to require, without prior notice, Tenant and/or such other parties to vacate and surrender possession of the Premises to Landlord in the condition required under this Lease upon the expiration or earlier termination of the Term or Tenant’s right to possession, or during any tenancy at sufferance thereafter. Any month-to-month tenancy created hereunder may be terminated by Tenant or Landlord giving the other party at least thirty (30) days notice; provided such notice period shall not prevent Landlord from terminating the right to possession of the Premises earlier based on an Event of Default as provided in Articles 19 and 20. If Tenant or any other party fails to vacate and surrender the Premises upon the expiration or termination of this Lease and/or Tenant’s right to possession of the Premises, in the condition required under this Lease, Tenant agrees to indemnify, defend and hold Landlord harmless from and against all costs, loss, expense or liability relating to or arising out of any claims made by any succeeding tenant with whom Landlord has entered into a lease for all or a portion of the Premises and related real estate brokers’ claims and attorney’s fees and costs.

ARTICLE 6

OTHER TAXES

Tenant shall pay, prior to delinquency, all taxes assessed against or levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant located in the Premises. In the event any or all of Tenant’s trade fixtures, furnishings, equipment and other personal property shall be assessed and taxed with property of Landlord, or if the cost or value of any leasehold improvements in the Premises exceeds the cost or value of a Project-standard buildout as determined by Landlord and, as a result, real property taxes for the Project are increased, Tenant shall pay to Landlord, within ten (10) days after delivery to Tenant by Landlord of a written statement setting forth such amount, the amount of such taxes applicable to Tenant’s property or above-standard improvements. Tenant shall assume and pay to Landlord at the time Basic Rental next becomes due (or if assessed after the expiration of the Term, then within ten (10) days), any excise, sales, use, rent, occupancy, garage, parking, gross receipts or other taxes (other than net income taxes) which may be assessed against or levied upon Landlord on account of the letting of the Premises or the payment of Basic Rental or any other sums due or payable hereunder, and which Landlord may be required to pay or collect under any law now in effect or hereafter enacted. In addition to Tenant’s obligation pursuant to the immediately preceding sentence, Tenant shall pay directly to the party or entity entitled thereto all business license fees, gross receipts taxes and similar taxes and impositions which may from time to time be assessed against or levied upon Tenant, as and when the same become due and before delinquency. Notwithstanding anything to the contrary contained herein, any sums payable by Tenant under this Article 6 shall not be included in the computation of “Tax Costs.”

ARTICLE 7

USE

Tenant shall use and occupy the Premises only for the use set forth in Article 1.G. of the Basic Lease Provisions and shall not use or occupy the Premises or permit the same to be used or occupied for any other purpose without the prior written consent of Landlord, which consent may be given or withheld in Landlord’s sole and absolute discretion, and Tenant agrees that it will use the Premises in such a manner so as not to interfere with or infringe upon the rights of other tenants or occupants in the Project. Tenant shall, at its sole cost and expense, use its best efforts to promptly comply with all laws, statutes, ordinances, governmental regulations or requirements now in force or which may hereafter be in force relating to or affecting (i) the condition, use or occupancy of the Premises or the Project (excluding structural changes to the Project not related to Tenant’s particular use of the Premises), and (ii) improvements installed or constructed in the Premises by or for the benefit of Tenant. Except for meetings and other occasional events, Tenant shall not routinely permit more than six (6) people per one thousand (1,000) rentable square feet of the Premises to occupy the Premises at any time. Tenant shall not do or permit to be done anything which would invalidate or increase the cost of any insurance policy covering the Project and/or the property located therein and Tenant shall comply with all rules, orders, regulations and requirements of any organization which sets out standards, requirements or recommendations commonly referred to by major fire insurance underwriters, and Tenant shall promptly upon demand reimburse Landlord for any additional premium charges for any such insurance policy assessed or increased by reason of Tenant’s failure to comply with the provisions of this Article 7. Tenant shall use its best efforts to comply with Landlord’s reasonable sustainability practices, policies and procedures.

ARTICLE 8

CONDITION OF PREMISES

Tenant hereby agrees that except as provided in the Tenant Work Letter attached hereto as Exhibit “D” and made a part hereof, the Premises shall be taken “as is” and Tenant hereby agrees and warrants that it has investigated and inspected the condition of the Premises and the suitability of same for Tenant’s purposes, and Tenant does hereby waive and disclaim any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of the suitability of the Premises or Project for Tenant’s purposes. Tenant acknowledges that neither Landlord nor any agent nor any employee of Landlord has made any representations or warranty with respect to the Premises or the Project or with respect to the suitability of either for the conduct of Tenant’s business and Tenant expressly warrants and represents that Tenant has relied solely on its own investigation and inspection of the Premises in its decision to enter into this Lease and let the Premises. Nothing contained herein is intended to, nor shall, obligate Landlord to implement sustainability practices for the Project or to seek certification under, or make modifications in order to obtain, a certification from LEED or any other comparable certification. The Premises shall be initially improved as provided in, and subject to, the Tenant Work Letter attached hereto as Exhibit “D” and made a part hereof. The existing leasehold improvements in the Premises as of the date of this Lease, together with the Improvements (as defined in the Tenant Work Letter) may be collectively referred to herein as the “Tenant Improvements.” The taking of possession of the Premises by Tenant, unless otherwise agreed to in writing by Landlord and Tenant, shall conclusively establish that the Premises and the Project were at such time in satisfactory condition.

ARTICLE 9

REPAIRS AND ALTERATIONS

(a) Landlord’s Obligations. Landlord shall maintain the structural portions of the Project, including the foundation, floor/ceiling slabs, roof, curtain wall, exterior glass, columns, beams, shafts, stairs, stairwells, elevator cabs and common areas, and shall also maintain and repair the basic mechanical, electrical, life safety, plumbing, sprinkler systems and heating, ventilating and air-conditioning systems (provided, however, that Landlord’s obligation with respect to any such systems shall be to repair and maintain those portions of the systems located in the core of the Project or in other areas outside of the Premises, but Tenant shall be responsible to repair and maintain any distribution of such systems throughout the Premises).

(b) Tenant’s Obligations. Except as expressly provided as Landlord’s obligation in this Article 9, Tenant shall use its best efforts to keep the Premises in good condition and repair and in compliance with Landlord’s sustainability practices. All damage or injury to the Premises or the Project resulting from the act or negligence of Tenant, its employees, agents or visitors, guests, invitees or licensees or by the use of the Premises, shall be promptly repaired by Tenant at its sole cost and expense, to the satisfaction of Landlord; provided, however, that for damage to the Project as a result of casualty or for any repairs that may impact the mechanical, electrical, plumbing, heating, ventilation or air-conditioning systems of the Project, Landlord shall have the right (but not the obligation) to select the contractor and oversee all such repairs. Landlord may make any repairs which are not promptly made by Tenant after Tenant’s receipt of written notice and the reasonable opportunity of Tenant to make said repair within five (5) business days from receipt of said written notice, and charge Tenant for the cost thereof, which cost shall be paid by Tenant within five (5) days from invoice from Landlord. Tenant shall be responsible for the design and function of all non-standard improvements of the Premises, whether or not installed by Landlord at Tenant’s request. Tenant waives all rights to make repairs at the expense of Landlord, or to deduct the cost thereof from the rent.

(c) Alterations. Tenant shall make no alterations, installations, changes or additions in or to the Premises or the Project (collectively, “Alterations”) without Landlord’s prior written consent. Without limitation as to other grounds for Landlord withholding its consent to any proposed Alteration, Landlord may withhold its consent to a proposed Alteration if Landlord determines that such Alteration is not compatible with any existing or planned future certification of the Project under the LEED rating system (or other applicable certification standard). Any Alterations approved by Landlord must be performed in accordance with the terms hereof, using only contractors or mechanics approved by Landlord in writing and upon the approval by Landlord in writing of fully detailed and dimensioned plans and specifications pertaining to the Alterations in question, to be prepared and submitted by Tenant at its sole cost and expense. Tenant shall at its sole cost and expense obtain all necessary approvals and permits pertaining to any Alterations approved by Landlord. Tenant shall cause all Alterations to be performed in a good and workmanlike manner, in conformance with all applicable federal, state, county and municipal laws, rules and regulations, pursuant to a valid building permit, and in conformance with Landlord’s construction rules and regulations. If Landlord, in approving any Alterations, specifies a commencement date therefor, Tenant shall not commence any work with respect to such Alterations prior to such date. Tenant hereby agrees to indemnify, defend, and hold Landlord free and harmless from all liens and claims of lien, and all other liability, claims and demands arising out of any work done or material supplied to the Premises by or at the request of Tenant in connection with any Alterations.

(d) Insurance; Liens. Prior to the commencement of any Alterations, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood that all such Alterations shall be insured by Tenant pursuant to Article 14 of this Lease immediately upon completion thereof. In addition, Landlord may, in its discretion, require Tenant to obtain a release of a mechanic’s lien to ensure the lien free completion of such Alterations and naming Landlord as a co-obligee.

(e) Costs and Fees; Removal. If permitted Alterations are made, they shall be made at Tenant’s sole cost and expense and shall be and become the property of Landlord, except that Landlord may, by written notice to Tenant given prior to the end of the Term, require Tenant at Tenant’s expense to remove all partitions, counters, railings, Improvements and other

Alterations from the Premises (but not standard office improvements), and to repair any damage to the Premises and the Project caused by such removal. Any and all reasonable costs attributable to or related to the applicable building codes of the city in which the Project is located (or any other authority having jurisdiction over the Project) arising from Tenant’s plans, specifications, improvements, Alterations or otherwise shall be paid by Tenant at its sole cost and expense. With regard to repairs, Alterations or any other work arising from or related to this Article 9, Landlord shall be entitled to receive an administrative/coordination fee (which fee shall be reasonably calculated and shall not exceed five percent (5%) of the cost of the work). The construction of initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 9, except as expressly provided in the first sentence of this Section 9(e).

ARTICLE 10

LIENS

Tenant shall keep the Premises and the Project free from any mechanics’ liens, vendors liens or any other liens arising out of any work performed, materials furnished or obligations incurred by Tenant, and Tenant agrees to defend, indemnify and hold Landlord harmless from and against any such lien or claim or action thereon, together with costs of suit and reasonable attorneys’ fees and costs incurred by Landlord in connection with any such claim or action. Before commencing any work of alteration, addition or improvement to the Premises, Tenant shall give Landlord at least ten (10) business days’ written notice of the proposed commencement of such work. In the event that there shall be recorded against the Premises or the Project or the property of which the Premises is a part any claim or lien arising out of any such work performed, materials furnished or obligations incurred by Tenant and such claim or lien shall not be removed or discharged within ten (10) days of filing, Landlord shall have the right but not the obligation to pay and discharge said lien without regard to whether such lien shall be lawful or correct (in which case Tenant shall reimburse Landlord for any such payment made by Landlord within ten (10) days following written demand), or to require that Tenant promptly deposit with Landlord in cash, lawful money of the United States, […***…] of the amount of such claim, which sum may be retained by Landlord until such claim shall have been removed of record or until judgment shall have been rendered on such claim and such judgment shall have become final, at which time Landlord shall have the right to apply such deposit in discharge of the judgment on said claim and any costs, including attorneys’ fees and costs incurred by Landlord, and shall remit the balance thereof to Tenant.

ARTICLE 11

PROJECT SERVICES

(a) Basic Services. Landlord agrees to furnish to the Premises, at a cost to be included in Operating Costs, from 8:00 a.m. to 6:00 p.m. Mondays through Fridays, excepting national holidays, air conditioning and heat all in such reasonable quantities as in the judgment of Landlord is reasonably necessary for the comfortable occupancy of the Premises, per the applicable code. In addition, Landlord shall provide electric current for normal lighting and normal office machines, elevator service and water on the same floor as the Premises for lavatory and drinking purposes in such reasonable quantities as in the judgment of Landlord is reasonably necessary for general office use and in compliance with applicable codes. Electricity for the Premises (excluding electricity in order to power the Project’s heating, ventilation and air conditioning system) shall be separately metered and Tenant shall make payment directly to the entity providing such electricity. Tenant shall use its best efforts to cooperate with Landlord’s efforts to cause the utilities for the Project to comply with Landlord’s sustainability practices. Such efforts may include, without limitation, the use of energy efficient bulbs in task lighting, energy efficient lighting controls and measures to avoid over-lighting interior spaces. Janitorial and maintenance services shall be furnished five (5) days per week, excepting national holidays. Tenant shall comply with all reasonable rules and regulations which Landlord may establish for the proper functioning and protection of the common area air conditioning, heating, elevator, electrical, intrabuilding cabling and wiring and plumbing systems. Landlord shall provide security services reasonably determined by Landlord to be consistent with Class A northern suburban office complexes of similar size. Landlord shall not be liable for, and except as provided in Section 11(h) below, there shall be no rent abatement as a result of, any stoppage, reduction or interruption of any such services caused by

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governmental rules, regulations or ordinances, riot, strike, labor disputes, breakdowns, accidents, necessary repairs or other cause. Except as specifically provided in this Article 11, Tenant agrees to pay for all utilities and other services utilized by Tenant and any additional building services furnished to Tenant which are not uniformly furnished to all tenants of the Project, at the rate generally charged by Landlord to tenants of the Project for such utilities or services.

(b) Excess Usage. Tenant will not, without the prior written consent of Landlord, use any apparatus or device in the Premises which will in any way increase the amount of electricity or water usually furnished or supplied for use of the Premises as general office space; nor connect any apparatus, machine or device with water pipes or electric current (except through existing electrical outlets in the Premises), for the purpose of using electric current or water. Tenant shall promptly respond to all reasonable informational requests made by Landlord from time to time regarding Landlord’s reporting requirements under the LEED rating system (or other applicable certification standard) including, without limitation, informational requests regarding Tenant’s utility usage.

(c) Additional Electrical Service. If Tenant shall require electric current in excess of that which Landlord is obligated to furnish under Section 11(a) above, Tenant shall first obtain the written consent of Landlord, which Landlord may refuse in its sole and absolute discretion. Additionally, Landlord may cause an electric current meter or submeter to be installed in or about the Premises to measure the amount of any such excess electric current consumed by Tenant in the Premises. The cost of any such meter and of installation, maintenance and repair thereof shall be paid for by Tenant and Tenant agrees to pay to Landlord, promptly upon demand therefor by Landlord, for all such excess electric current consumed by any such use as shown by said meter at the rates charged for such service by the city in which the Project is located or the local public utility, as the case may be, furnishing the same, plus any additional expense incurred by Landlord in keeping account of the electric current so consumed.

(d) HVAC Balance. If any lights, machines or equipment (including but not limited to computers and computer systems and appurtenances) are used by Tenant in the Premises which materially affect the temperature otherwise maintained by the air conditioning system, or generate substantially more heat in the Premises than would be generated by the building standard lights and usual office equipment, Landlord shall have the right to install any machinery and equipment which Landlord reasonably deems necessary to restore temperature balance, including but not limited to modifications to the standard air conditioning equipment, and the cost thereof, including the cost of installation and any additional cost of operation and maintenance occasioned thereby, shall be paid by Tenant to Landlord upon demand by Landlord.

(e) Telecommunications. Upon request from Tenant from time to time, Landlord will provide Tenant with a listing of telecommunications and media service providers serving the Project, and Tenant shall have the right to contract directly with the providers of its choice. In any event, however, Tenant must retain Landlord’s designated vendor for use of the Project’s risers. If Tenant wishes to contract with or obtain service from any provider which does not currently serve the Project or wishes to obtain from an existing carrier services which will require the installation of additional equipment, such provider must, prior to providing service, enter into a written agreement with Landlord setting forth the terms and conditions of the access to be granted to such provider. In considering the installation of any new or additional telecommunications cabling or equipment at the Project, Landlord will consider all relevant factors in a reasonable and non-discriminatory manner, including, without limitation, the existing availability of services at the Project, the impact of the proposed installations upon the Project and its operations and the available space and capacity for the proposed installations. Landlord may also consider whether the proposed service may result in interference with or interruption of other services at the Project or the business operations of other tenants or occupants of the Project. In no event shall Landlord be obligated to incur any costs or liabilities in connection with the installation or delivery of telecommunication services or facilities at the Project. All such installations shall be subject to Landlord’s prior approval and shall be performed in accordance with the terms of Article 9. If Landlord approves the proposed installations in accordance with the foregoing, Landlord will deliver its standard form agreement upon request and will use commercially reasonable efforts to promptly enter into an agreement on reasonable and non-discriminatory terms with a qualified, licensed and reputable carrier confirming the terms of installation and operation of telecommunications equipment consistent with the foregoing.

(f) After-Hours Use. If Tenant requires heating, ventilation and/or air conditioning during times other than the times provided in Section 11(a) above, Tenant shall give Landlord such advance notice as Landlord shall reasonably require and shall pay Landlord’s standard charge for such after-hours use, which rate is currently $100.00 per hour for air conditioning and $80.00 per hour for heating.

(g) Reasonable Charges. Landlord may impose a reasonable charge for any utilities or services (other than electric current and heating, ventilation and/or air conditioning which shall be governed by Sections 11(c) and (f) above) utilized by Tenant in excess of the amount or type that Landlord reasonably determines is typical for general office use.

(h) Abatement Events. An “Abatement Event” shall be defined as an event that prevents Tenant from using the Premises or any portion thereof, as a result of any failure to provide services or access to the Premises, where (i) Tenant does not actually use the Premises or such portion thereof, and (ii) such event is not caused by the negligence or willful misconduct of Tenant, its agents, employees or contractors. Tenant shall give Landlord notice (“Abatement Notice”) of any such Abatement Event, and if such Abatement Event continues beyond the “Eligibility Period” (as that term is defined below), then the Basic Rental and Tenant’s Proportionate Share of Direct Costs and Tenant’s obligation to pay for parking shall be abated entirely or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises. The term “Eligibility Period” shall mean a period of five (5) consecutive business days after Landlord’s receipt of any Abatement Notice(s). Such right to abate Basic Rental and Tenant’s Proportionate Share of Direct Costs and Tenant’s obligation to pay for parking shall be Tenant’s sole and exclusive remedy at law or in equity for an Abatement Event. If a fire or other casualty results in Tenant’s inability to use the Premises or a portion thereof, the terms and conditions of Article 16 below shall apply rather than this Section 11(h).

ARTICLE 12

RIGHTS OF LANDLORD

(a) Right of Entry. Landlord and its agents shall have the right to enter the Premises upon twenty-four (24) hours prior notice (except that no notice shall be required in the case of an emergency or regularly scheduled service (such as janitorial)) for the purpose of cleaning the Premises, examining or inspecting the same, serving or posting and keeping posted thereon notices as provided by law, or which Landlord deems necessary for the protection of Landlord or the Project, showing the same to prospective tenants (but as to prospective tenants, only during the last nine (9) months of the Term or the Option Term, if applicable, or at any time in which Tenant is in default under this Lease after expiration of applicable cure periods), lenders or purchasers of the Project, in the case of an emergency, and for making such alterations, repairs, improvements or additions to the Premises or to the Project as Landlord may deem necessary or desirable. If Tenant shall not be personally present to open and permit an entry into the Premises at any time when such an entry by Landlord is necessary or permitted hereunder, Landlord may enter by means of a master key, or may forcibly enter in the case of an emergency, in each event without liability to Tenant and without affecting this Lease.

(b) Maintenance Work. Landlord reserves the right from time to time, but subject to payment by and/or reimbursement from Tenant as otherwise provided herein: (i) to install, use, maintain, repair, replace, relocate and control for service to the Premises and/or other parts of the Project pipes, ducts, conduits, wires, cabling, appurtenant fixtures, equipment spaces and mechanical systems, wherever located in the Premises or the Project, (ii) to alter, close or relocate any facility in the Premises or the common areas or otherwise conduct any of the above activities for the purpose of complying with a general plan for fire/life safety for the Project or otherwise, and (iii) to comply with any federal, state or local law, rule or order. Landlord shall attempt to perform any such work with the least inconvenience to Tenant as is reasonably practicable, but in no event shall Tenant be permitted to withhold or reduce Basic Rental or other charges due hereunder as a result of same, make any claim for constructive eviction or otherwise make any claim against Landlord for interruption or interference with Tenant’s business and/or operations.

(c) Rooftop. If Tenant desires to use the rooftop of the Project for any purpose, including the installation of communication equipment to be used from the Premises, such rights will be granted in Landlord’s sole discretion and Tenant must negotiate the terms of any rooftop access with Landlord or the rooftop management company or lessee holding rights to the rooftop from time to time. Any rooftop access granted to Tenant will be at prevailing rates and will be governed by the terms of a separate written agreement or an amendment to this Lease.

ARTICLE 13

INDEMNITY; EXEMPTION OF LANDLORD FROM LIABILITY

(a) Indemnity. Tenant shall indemnify, defend and hold Landlord, Arden Realty, Inc., their subsidiaries, partners, parental or other affiliates and their respective members, shareholders, officers, directors, employees and contractors (collectively, “Landlord Parties”) harmless from any and all claims arising from Tenant’s use of the Premises or the Project or from the conduct of its business or from any activity, work or thing which may be permitted or suffered by Tenant in or about the Premises or the Project and shall further indemnify, defend and hold Landlord and the Landlord Parties harmless from and against any and all claims arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under this Lease or arising from any negligence or willful misconduct of Tenant or any of its agents, contractors, employees or invitees, patrons, customers or members in or about the Project and from any and all costs, attorneys’ fees and costs, expenses and liabilities incurred in the defense of any claim or any action or proceeding brought thereon, including negotiations in connection therewith. Tenant hereby assumes all risk of damage to property or injury to persons in or about the Premises from any cause, and Tenant hereby waives all claims in respect thereof against Landlord and the Landlord Parties (including all rights of contribution to the extent not prohibited by Illinois law, including but not limited to contribution claims under the Illinois Joint Tortfeasor Contribution Act, 740 ILCS 100/0.01 et seq.), except for: (i) damage to property to the extent caused by the negligence, gross negligence, or willful misconduct of Landlord or the Landlord Parties and is not covered, or required to be covered under this Lease, by Tenant’s insurance (which for purposes hereof shall be deemed to include any deductibles and self-insurance amounts), or (ii) injury to persons caused by the negligence or willful misconduct of Landlord or the Landlord Parties.

(b) Exemption of Landlord from Liability. Landlord and the Landlord Parties shall not be liable for injury to Tenant’s business, or loss of income therefrom, however occurring (including, without limitation, from any failure or interruption of services or utilities or as a result of Landlord’s negligence), or, except in connection with damage or injury resulting from the gross negligence or willful misconduct of Landlord or the Landlord Parties that is not covered, or required to covered under this Lease, by Tenant’s insurance (which for purposes hereof shall be deemed to include any deductibles and self-insurance amounts), for damage that may be sustained by the goods, wares, merchandise or property of Tenant, its employees, invitees, customers, agents, or contractors, or any other person in, on or about the Premises directly or indirectly caused by or resulting from any cause whatsoever, including, but not limited to, fire, steam, electricity, gas, water, or rain which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, light fixtures, or mechanical or electrical systems, or from intrabuilding cabling or wiring, whether such damage or injury results from conditions arising upon the Premises or upon other portions of the Project or from other sources or places and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Tenant. Landlord and the Landlord Parties shall not be liable to Tenant for any damages arising from any willful or negligent action or inaction of any other tenant of the Project.

(c) Security. Tenant acknowledges that Landlord’s election whether or not to provide any type of mechanical surveillance or security personnel whatsoever in the Project is solely within Landlord’s discretion; Landlord and the Landlord Parties shall have no duty or liability in connection with the provision, or lack, of such services, and Tenant hereby agrees to hold Landlord and the Landlord Parties harmless with regard to any such potential or actual claim.

Landlord and the Landlord Parties shall not be liable for losses due to theft, vandalism, or like causes. Tenant shall defend, indemnify, and hold Landlord and the Landlord Parties harmless from and against any such claims made by any employee, licensee, invitee, contractor, agent or other person whose presence in, on or about the Premises or the Project is attendant to the business of Tenant; this obligation shall not be limited by any worker’s compensation statute or regulation and Tenant hereby waives any such limitation for purposes hereof.

ARTICLE 14

INSURANCE

(a) Tenant’s Insurance. Tenant, shall at all times during the Term of this Lease, and at its own cost and expense, procure and continue in force the following insurance coverage: (i) Commercial General Liability Insurance, written on an occurrence basis, with a combined single limit for bodily injury and property damages of not less than […***…] per occurrence and […***…] in the annual aggregate, including products liability coverage if applicable, owners and contractors protective coverage, blanket contractual coverage including both oral and written contracts, and personal injury coverage, covering the insuring provisions of this Lease and the performance of Tenant of the indemnity and exemption of Landlord from liability agreements set forth in Article 13 hereof; (ii) a policy of standard fire, extended coverage and special extended coverage insurance (all risks), including a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage where sprinklers are provided in an amount equal to the full replacement value new without deduction for depreciation of all (A) Tenant Improvements, Alterations, fixtures and other improvements in the Premises, including but not limited to all mechanical, plumbing, heating, ventilating, air conditioning, electrical, telecommunication and other equipment, systems and facilities, and (B) trade fixtures, furniture, equipment and other personal property installed by or at the expense of Tenant; (iii) Worker’s Compensation coverage as required by law; and (iv) business interruption, loss of income and extra expense insurance covering any failure or interruption of Tenant’s business equipment (including, without limitation, telecommunications equipment) and covering all other perils, failures or interruptions sufficient to cover a period of interruption of not less than twelve (12) months. Tenant shall carry and maintain during the entire Term (including any option periods, if applicable), at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 14 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably required by Landlord.

(b) Form of Policies. The aforementioned minimum limits of policies and Tenant’s procurement and maintenance thereof shall in no event limit the liability of Tenant hereunder. The Commercial General Liability Insurance policy shall name Landlord, the Landlord Parties, Landlord’s property manager, Landlord’s lender(s) and such other persons or firms as Landlord reasonably specifies from time to time, as additional insureds with an appropriate endorsement to the policy(s). All such insurance policies carried by Tenant shall be with companies having a rating of not less than A-VIII in Best’s Insurance Guide. Tenant shall furnish to Landlord, from the insurance companies, or cause the insurance companies to furnish, certificates of coverage. The deductible under each such policy shall be reasonably acceptable to Landlord. No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after thirty (30) days prior written notice to Landlord by the insurer. All such policies shall be endorsed to agree that Tenant’s policy is primary and that any insurance carried by Landlord is excess and not contributing with any Tenant insurance requirement hereunder. Tenant shall, at least twenty (20) days prior to the expiration of such policies, furnish Landlord with renewals or binders. Tenant agrees that if Tenant does not take out and maintain such insurance or furnish Landlord with renewals or binders in a timely manner, Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and charge Tenant the reasonable cost thereof, which amount shall be payable by Tenant upon demand with interest (at the rate set forth in Section 20(e) below) from the date such sums are expended. Tenant shall have the right to provide such insurance coverage pursuant to blanket policies obtained by Tenant, provided such blanket policies expressly afford coverage to the Premises and to Tenant as required by this Lease.

(c) Landlord’s Insurance. Landlord may, as a cost to be included in Operating Costs, procure and maintain at all times during the Term of this Lease, a policy or policies of

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insurance covering loss or damage to the Project in the amount of the full replacement cost without deduction for depreciation thereof, providing protection against all perils included within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage, and special extended coverage on the building. Additionally, Landlord may carry: (i) Bodily Injury and Property Damage Liability Insurance and/or Excess Liability Coverage Insurance; and (ii) Earthquake and/or Flood Damage Insurance; and (iii) Rental Income Insurance; and (iv) any other forms of insurance Landlord may deem appropriate or any lender may require. The costs of all insurance carried by Landlord shall be included in Operating Costs.

(d) Waiver of Subrogation. Landlord and Tenant each agree to require their respective insurers issuing the insurance described in Sections 14(a)(ii), 14(a)(iv) and the first sentence of Section 14(c), to waive any rights of subrogation that such companies may have against the other party. Tenant hereby waives any right that Tenant may have against Landlord and Landlord hereby waives any right that Landlord may have against Tenant as a result of any loss or damage to the extent such loss or damage is insurable under such policies.

(e) Compliance with Insurance Requirements. Tenant agrees that it will not, at any time, during the Term of this Lease, carry any stock of goods or do anything in or about the Premises that will in any way tend to increase the insurance rates upon the Project. Tenant agrees to pay Landlord forthwith upon demand the amount of any increase in premiums for insurance that may be carried during the Term of this Lease, or the amount of insurance to be carried by Landlord on the Project resulting from the foregoing, or from Tenant doing any act in or about the Premises that does so increase the insurance rates, whether or not Landlord shall have consented to such act on the part of Tenant. If Tenant installs upon the Premises any electrical equipment which causes an overload of electrical lines of the Premises, Tenant shall at its own cost and expense, in accordance with all other Lease provisions (specifically including, but not limited to, the provisions of Article 9, 10 and 11 hereof), make whatever changes are necessary to comply with requirements of the insurance underwriters and any governmental authority having jurisdiction thereover, but nothing herein contained shall be deemed to constitute Landlord’s consent to such overloading. Tenant shall, at its own expense, comply with all insurance requirements applicable to the Premises including, without limitation, the installation of fire extinguishers or an automatic dry chemical extinguishing system.

ARTICLE 15

ASSIGNMENT AND SUBLETTING

Tenant shall have no power to, either voluntarily, involuntarily, by operation of law or otherwise, sell, assign, transfer or hypothecate this Lease, or sublet the Premises or any part thereof, or permit the Premises or any part thereof to be used or occupied by anyone other than Tenant or Tenant’s employees without the prior written consent of Landlord. If Tenant is a corporation, unincorporated association, partnership or limited liability company, the sale, assignment, transfer or hypothecation of any class of stock or other ownership interest in such corporation, association, partnership or limited liability company in excess of twenty-five percent (25%) in the aggregate shall be deemed a “Transfer” within the meaning and provisions of this Article 15. Tenant may transfer its interest pursuant to this Lease only upon the following express conditions, which conditions are agreed by Landlord and Tenant to be reasonable:

(a) That the proposed Transferee (as hereinafter defined) shall be subject to the prior written consent of Landlord; without limiting the generality of the foregoing, Landlord may deny such consent if:

(i) The use to be made of the Premises by the proposed Transferee is (a) a use which conflicts with any so-called “exclusive” then in favor of another tenant of the Project or any other buildings which are in the same complex as the Project, or (b) a use that is not compatible with the existing certification or a planned future certification of the Project under the LEED rating system (or other applicable certification standard), or (c) a use which would be prohibited by any other portion of this Lease (including but not limited to any Rules and Regulations then in effect);

(ii) The financial responsibility of the proposed Transferee is not reasonably satisfactory to Landlord or in any event not at least equal to the financial responsibility possessed by Tenant as of the date of execution of this Lease;

(iii) The proposed Transferee is either a governmental agency or instrumentality thereof; or

(iv) Either the proposed Transferee or any person or entity which directly or indirectly controls, is controlled by or is under common control with the proposed Transferee (A) occupies space in the Project at the time of the request for consent, or (B) is negotiating with Landlord to lease space in the Project.

(b) Upon Tenant’s submission of a request for Landlord’s consent to any such Transfer, Tenant shall pay to Landlord Landlord’s then standard processing fee and reasonable attorneys’ fees and costs incurred in connection with the proposed Transfer, which the parties hereby stipulate to be $1,500.00, unless Landlord provides to Tenant evidence that Landlord has reasonably incurred greater costs in connection with the proposed Transfer;

(c) That the proposed Transferee shall execute an agreement pursuant to which it shall agree to perform faithfully and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease applicable to that portion of the Premises so transferred; and

(d) That an executed duplicate original of said assignment and assumption agreement or other Transfer on a form reasonably approved by Landlord, shall be delivered to Landlord within five (5) days after the execution thereof, and that such Transfer shall not be binding upon Landlord until the delivery thereof to Landlord and the execution and delivery of Landlord’s consent thereto. It shall be a condition to Landlord’s consent to any subleasing, assignment or other transfer of part or all of Tenant’s interest in the Premises (“Transfer”) that (i) upon Landlord’s consent to any Transfer, Tenant shall pay and continue to pay Landlord […***…] of any “Transfer Premium” (defined below), received by Tenant from the transferee; (ii) any sublessee of part or all of Tenant’s interest in the Premises shall agree that in the event Landlord gives such sublessee notice that Tenant is in default under this Lease, such sublessee shall thereafter make all sublease or other payments directly to Landlord, which will be received by Landlord without any liability whether to honor the sublease or otherwise (except to credit such payments against sums due under this Lease), and any sublessee shall agree to attorn to Landlord or its successors and assigns at their request should this Lease be terminated for any reason, except that in no event shall Landlord or its successors or assigns be obligated to accept such attornment; (iii) any such Transfer and consent shall be effected on forms supplied by Landlord and/or its legal counsel; (iv) Landlord may require that Tenant not then be in default hereunder in any respect; and (v) Tenant or the proposed subtenant or assignee (collectively, “Transferee”) shall agree to pay Landlord, upon demand, as Additional Rent, a sum equal to the additional costs, if any, incurred by Landlord for maintenance and repair as a result of any change in the nature of occupancy caused by such subletting or assignment. “Transfer Premium” shall mean all rent, Additional Rent or other consideration payable by a Transferee in connection with a Transfer in excess of the Basic Rental and Direct Costs payable by Tenant under this Lease during the term of the Transfer and if such Transfer is for less than all of the Premises, the Transfer Premium shall be calculated on a rentable square foot basis. In any event, the Transfer Premium shall be calculated after deducting the reasonable expenses incurred by Tenant for (1) any changes, alterations and improvements to the Premises paid for by Tenant and approved by Landlord in connection with the Transfer, (2) any other out-of-pocket monetary concessions provided by Tenant to the Transferee, and (3) any brokerage commissions paid for by Tenant in connection with the Transfer. The calculation of “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by a Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to the Transferee and any payment in excess of fair market value for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to the Transferee in connection with such Transfer. Any Transfer of this Lease which is not in compliance with the provisions of this Article 15 shall be voidable by written notice from Landlord and shall, at the option of Landlord, terminate this Lease. In no event shall the consent by Landlord to any Transfer be construed as relieving Tenant or any Transferee from obtaining the express written consent of Landlord to any further Transfer, or as releasing Tenant from any liability or obligation hereunder whether or not then accrued and Tenant shall continue to be

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fully liable therefor. No collection or acceptance of rent by Landlord from any person other than Tenant shall be deemed a waiver of any provision of this Article 15 or the acceptance of any Transferee hereunder, or a release of Tenant (or of any Transferee of Tenant). Notwithstanding anything to the contrary in this Lease, if Tenant claims that Landlord has unreasonably withheld or delayed its consent under this Article 15 or otherwise has breached or acted unreasonably under this Article 15, Tenant’s sole remedies shall be a declaratory judgment, an injunction for the relief sought and/or monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease.

Notwithstanding anything to the contrary contained in this Article 15, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after Landlord’s receipt of a request for consent to a proposed Transfer, to terminate this Lease as to the portion of the Premises that is the subject of the proposed Transfer. If this Lease is so terminated with respect to less than the entire Premises, the Basic Rental and Tenant’s Proportionate Share shall be prorated based on the number of rentable square feet retained by Tenant as compared to the total number of rentable square feet previously contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon the request of either party, the parties shall execute written confirmation of the same. Tenant shall surrender and vacate the portion of the Premises for which Landlord exercises this termination right when required hereunder and in accordance with Article 29, and any failure to do so shall be subject to Article 5, time being of the essence.

ARTICLE 16

DAMAGE OR DESTRUCTION

Within sixty (60) days after the date Landlord learns of the necessity for repairs as a result of damage, Landlord shall notify Tenant (“Damage Repair Estimate”) of Landlord’s estimated assessment of the period of time in which the repairs will be completed. If the Project is damaged by fire or other insured casualty and the insurance proceeds have been made available therefor by the holder or holders of any mortgages or deeds of trust covering the Premises or the Project, the damage shall be repaired by Landlord to the extent such insurance proceeds are available therefor and provided the Damage Repair Estimate indicates that repairs can be completed within one hundred eighty (180) days after the necessity for repairs as a result of such damage becomes known to Landlord, without the payment of overtime or other premiums, and until such repairs are completed rent shall be abated in proportion to the part of the Premises which is unusable by Tenant in the conduct of its business (but there shall be no abatement of rent by reason of any portion of the Premises being unusable for a period equal to one (1) day or less). Upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Section 14(a)(ii)(A) above with respect to the Tenant Improvements and Alterations; provided, however, that if the cost of repair of Alterations and Tenant Improvements within the Premises by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as so assigned by Tenant, such excess costs shall be paid by Tenant to Landlord prior to Landlord’s repair of such damage. If, however, the Damage Repair Estimate indicates that repairs cannot be completed within one hundred eighty (180) days after the necessity for repairs as a result of such damage becomes known to Landlord without the payment of overtime or other premiums, Landlord may, at its option, either (i) make such repairs in a reasonable time and in such event this Lease shall continue in effect and the rent shall be abated, if at all, in the manner provided in this Article 16, or (ii) elect not to effect such repairs and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after Landlord learns of the necessity for repairs as a result of damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises. However, if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the Damage Repair Estimate indicates that repairs cannot be completed within one hundred eighty (180) days after being commenced, Tenant may elect, not later than thirty (30) days after Tenant’s receipt of the Damage Repair Estimate, to terminate this Lease by written notice to Landlord effective as of the date specified in Tenant’s notice. In addition, Landlord may elect to terminate this Lease if the Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, if the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies. Finally, if the Premises or the Project is damaged to any substantial extent during the last twelve (12) months of the Term, then notwithstanding anything contained in this Article 16 to the contrary, Landlord shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within sixty (60) days after Landlord learns of the necessity for repairs as the result of such damage. A total destruction of the Project shall automatically terminate this Lease. Except as provided in this Article 16, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business or property arising from such damage or destruction or the making of any repairs, alterations or improvements in or to any portion of the Project or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant understands that Landlord will not carry insurance of any kind on Tenant’s furniture, furnishings, trade fixtures or equipment, and that Landlord shall not be obligated to repair any damage thereto or replace the same. Tenant acknowledges that Tenant shall have no right to any proceeds of insurance carried by Landlord relating to property damage. With respect to any damage which Landlord is obligated to repair or elects to repair, Tenant, as a material inducement to Landlord entering into this Lease, irrevocably waives and releases any rights under law to terminate this Lease in the event of a casualty except as expressly provided above.

ARTICLE 17

SUBORDINATION

This Lease is subject to, and Tenant agrees to comply with, all matters of record affecting the Real Property. This Lease is also subject and subordinate to all ground or underlying leases, mortgages and deeds of trust which affect the Real Property, including all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the lessor under any such lease or the holder or holders of any such mortgage or deed of trust shall advise Landlord that they desire or require this Lease to be prior and superior thereto, upon written request of Landlord to Tenant, Tenant agrees to promptly execute, acknowledge and deliver any and all documents or instruments which Landlord or such lessor, holder or holders deem necessary or desirable for purposes thereof. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all ground or underlying leases, mortgages or deeds of trust which may hereafter be executed covering the Premises, the Project or the property or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof; provided, however, that Landlord obtains from the lender or other party in question a written undertaking in favor of Tenant to the effect that such lender or other party will not disturb Tenant’s right of possession under this Lease if Tenant is not then or thereafter in breach of any covenant or provision of this Lease. Tenant agrees, within ten (10) days after Landlord’s written request therefor, to execute, acknowledge and deliver upon request any and all documents or instruments requested by Landlord or necessary or proper to assure the subordination of this Lease to any such mortgages, deed of trust, or leasehold estates (hereinafter, an “SNDA”). If Tenant fails to timely deliver an executed SNDA to Landlord pursuant to the terms of this Article 17, then it would be impracticable or extremely difficult to fix Landlord’s actual damages; consequently, without limiting any other rights or remedies of Landlord, Landlord shall have the right to charge Tenant an amount equal to Five Hundred Dollars ($500.00) per day for each day thereafter until Tenant delivers to Landlord an SNDA pursuant to the terms hereof. Tenant agrees that in the event any proceedings are brought for the foreclosure of any mortgage or deed of trust or any deed in lieu thereof, to attorn to the purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof as so requested to do so by such purchaser and to recognize such purchaser as the lessor under this Lease; Tenant shall, within five (5) days after request execute such further instruments or assurances as such purchaser may reasonably deem necessary to evidence or confirm such attornment. Tenant agrees to provide copies of any notices of Landlord’s default under this Lease to any mortgagee or deed of trust beneficiary whose address has been provided to Tenant and Tenant shall provide such mortgagee or deed of trust beneficiary a commercially reasonable time after receipt of such notice within which to cure any such default. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

ARTICLE 18

EMINENT DOMAIN

If the whole of the Premises or the Project or so much thereof as to render the balance unusable by Tenant shall be taken under power of eminent domain, or is sold, transferred or conveyed in lieu thereof, this Lease shall automatically terminate as of the date of such condemnation, or as of the date possession is taken by the condemning authority, at Landlord’s option. No award for any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any award which may be made in such taking or condemnation, together with any and all rights of Tenant now or hereafter arising in or to the same or any part thereof; provided, however, that nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any award made to Tenant for the taking of personal property and trade fixtures belonging to Tenant and removable by Tenant at the expiration of the Term hereof as provided hereunder or for the interruption of, or damage to, Tenant’s business. In the event of a partial taking described in this Article 18, or a sale, transfer or conveyance in lieu thereof, which does not result in a termination of this Lease, the Basic Rental shall be apportioned according to the ratio that the part of the Premises remaining useable by Tenant bears to the total area of the Premises. Tenant hereby waives any and all rights it might otherwise have under law to terminate this Lease in the event of a partial taking under power of eminent domain.

ARTICLE 19

DEFAULT

Each of the following acts or omissions of Tenant or of any guarantor of Tenant’s performance hereunder, or occurrences, shall constitute an “Event of Default”:

(a) Failure or refusal to pay Basic Rental, Additional Rent or any other amount to be paid by Tenant to Landlord hereunder within five (5) calendar days after notice that the same is due or payable hereunder; said five (5) day notice and cure period shall be in lieu of, and not in addition to, any statutory notice and cure period requirements, except as provided below;

(b) Except as set forth in items (a) above and (c) through and including (g) below, failure to perform or observe any other covenant or condition of this Lease to be performed or observed within thirty (30) days following written notice to Tenant of such failure. Such thirty (30) day notice and cure period shall be in lieu of, and not in addition to, any statutory notice and cure period requirements, except as provided below;

(c) Abandonment or vacating or failure to accept tender of possession of the Premises or any significant portion thereof;

(d) The taking in execution or by similar process or law (other than by eminent domain) of the estate hereby created;

(e) The filing by Tenant or any guarantor hereunder in any court pursuant to any statute of a petition in bankruptcy or insolvency or for reorganization or arrangement for the appointment of a receiver of all or a portion of Tenant’s property; the filing against Tenant or any guarantor hereunder of any such petition, or the commencement of a proceeding for the appointment of a trustee, receiver or liquidator for Tenant, or for any guarantor hereunder, or of any of the property of either, or a proceeding by any governmental authority for the dissolution or liquidation of Tenant or any guarantor hereunder, if such proceeding shall not be dismissed or trusteeship discontinued within thirty (30) days after commencement of such proceeding or the appointment of such trustee or receiver; or the making by Tenant or any guarantor hereunder of an assignment for the benefit of creditors. Tenant hereby stipulates to the lifting of the automatic stay in effect and relief from such stay for Landlord in the event Tenant files a petition under the United States Bankruptcy laws, for the purpose of Landlord pursuing its rights and remedies against Tenant and/or a guarantor of this Lease;

(f) Tenant’s failure to cause to be released any mechanics liens filed against the Premises or the Project within twenty (20) days after notice from Landlord that the same shall have been filed or recorded; or

(g) Tenant’s failure to observe or perform according to the provisions of Articles 7, 14, 17 or 25 within two (2) business days after notice from Landlord. Such two (2) business day notice and cure period shall be in lieu of, and not in addition to, any statutory notice and cure period requirements, except as provided below.

All defaults by Tenant of any covenant or condition of this Lease shall be deemed by the parties hereto to be material.

TO THE EXTENT NOT PROHIBITED BY LAW, TENANT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL STATUTORY NOTICE REQUIREMENTS PERTAINING TO TENANT’S DEFAULTS AND LANDLORD’S REMEDIES UNDER THIS LEASE. NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, LANDLORD MAY ELECT TO PROVIDE SUCH NOTICE AND CURE PERIOD AS MAY BE PROVIDED UNDER ILLINOIS STATUTES IN LIEU OF THE NOTICE AND CURE PERIODS PROVIDED ABOVE. ANY LANDLORD NOTICE OF ANY MATTER DESCRIBED ABOVE SHALL, TO THE EXTENT NOT PROHIBITED BY LAW, BE: (I) PRESUMED TO BE A NOTICE GIVEN PURSUANT TO THIS ARTICLE 19 IN LIEU OF A NOTICE UNDER ANY STATUTE, UNLESS SUCH NOTICE EXPRESSLY REFERS TO A SPECIFIC STATUTE OR UNLESS LANDLORD NOTIFIES TENANT IN A SUBSEQUENT NOTICE (OR ELECTS IN A COMPLAINT FOR FORCIBLE ENTRY AND DETAINER) TO CHARACTERIZE SUCH NOTICE AS A STATUTORY NOTICE, AND (II) PROVIDED IN ACCORDANCE WITH THE NOTICE PROVISIONS UNDER ARTICLE 30(L) OF THIS LEASE IN LIEU OF ANY STATUTORY PROVISION FOR SERVING, PROVIDING, SENDING OR DELIVERING NOTICES, EVEN IF SUCH NOTICE IS CHARACTERIZED AS A STATUTORY NOTICE FOR OTHER PURPOSES.

ANY LANDLORD NOTICE UNDER THIS ARTICLE 19 OR PURSUANT TO STATUTE CLAIMING THAT TENANT IS IN VIOLATION OF THIS LEASE MAY BE IN THE FORM OF AN ILLINOIS “PAY OR QUIT” OR “PERFORM OR QUIT” NOTICE AND/OR MAY IN ANY EVENT STATE THAT TENANT MUST EITHER CURE WITHIN THE REQUIRED TIME PERIOD OR SURRENDER POSSESSION OF THE PREMISES AND/OR STATE THAT SUCH FAILURE WILL CAUSE TENANT’S RIGHT TO POSSESSION AND/OR THE LEASE TO BE TERMINATED. IF LANDLORD PROVIDES SUCH A NOTICE AND TENANT FAILS TO CURE WITHIN THE REQUIRED TIME PERIOD, TENANT’S RIGHT TO POSSESSION AND/OR THE LEASE (AS STATED IN THE NOTICE) SHALL BE DEEMED TO HAVE BEEN TERMINATED AUTOMATICALLY EFFECTIVE AT THE END OF SUCH CURE PERIOD, AND LANDLORD MAY THEREUPON OR AT ANY TIME THEREAFTER PROCEED TO ENFORCE LANDLORD’S REMEDIES UNDER ARTICLE 20(A), INCLUDING THE FILING OF A COMPLAINT FOR FORCIBLE ENTRY AND DETAINER WITHOUT FURTHER NOTICE EXCEPT AS REQUIRED BY COURT RULES FOR SERVING SUCH COMPLAINT.

ARTICLE 20

REMEDIES

(a) Upon the occurrence of an Event of Default under this Lease as provided in Article 19 hereof (even if prior to the Commencement Date), Landlord may exercise all of its remedies as may be permitted by law for terminating this Lease and/or Tenant’s right to possession of the Premises, reentering the Premises and removing all persons and property therefrom, which property may be stored by Landlord at a warehouse or elsewhere at the risk, expense and for the account of Tenant, and recovering from Tenant all amounts to which Landlord is entitled pursuant to this Lease or applicable laws. Without limiting the generality of the foregoing provisions, if there shall be an Event of Default, Landlord shall have the following remedies, which are distinct, separate and cumulative with and in addition to any other right or remedy allowed under any other provision of this Lease or at law or equity:

(i) Landlord may terminate Tenant’s right of possession, reenter and repossess the Premises by forcible entry and detainer proceedings or other lawful means, without terminating this Lease, and recover from Tenant: (1) any unpaid Basic Rentals and Additional Rent as of the date possession is terminated, (2) any unpaid Basic Rentals and Additional Rent which thereafter accrues during the Term from the date possession is terminated through the time of judgment (or which may have accrued from the time of any earlier judgment obtained by Landlord), less any net rent received from replacement tenants for the Premises as further described and applied pursuant to Section (e) (excluding any Extra Rent), and less any amount required to be subtracted as a result of Landlord’s failure to use reasonable efforts to mitigate Landlord’s damages under Section (d); and (3) late charges and interest under Section (g), and any other amounts necessary to compensate Landlord for all damages proximately caused by Tenant’s failure to perform its obligations under this Lease, including all Costs of Reletting (as defined in Section (e)). Tenant shall pay any such amounts to Landlord as the same accrue or after the same have accrued from time to time upon demand. At any time after terminating Tenant’s right to possession as provided herein, Landlord may terminate this Lease as provided in clause (ii) below by notice to Tenant, and Landlord may pursue such other remedies as may be available to Landlord under this Lease or at law or equity.

(ii) Landlord may terminate this Lease and Tenant’s right of possession, reenter and repossess the Premises by forcible entry and detainer proceedings or other lawful means, and recover from Tenant: (1) any unpaid Basic Rentals and Additional Rent as of the termination date plus late charges and interest at the rate in Section (g); (2) the amount by which: (x) any unpaid Basic Rentals and Additional Rent which would have accrued after the termination date during the balance of the Term exceeds (y) the net rent that Landlord has obtained from a replacement tenant, or could reasonably be expected to obtain based on the reasonable rental value of the Premises under a lease substantially similar to this Lease, taking into account among other things the condition of the Premises, market conditions and the period of time the Premises may reasonably be expected to remain vacant before Landlord is able to re-lease the Premises to, and begin receiving rent from, a suitable replacement tenant, and Costs of Reletting (as defined in Section (e)) that Landlord may reasonably be expected to incur in order to enter into such replacement lease; and (3) late charges and interest under Section (g), and any other amounts necessary to compensate Landlord for all damages proximately caused by Tenant’s failure to perform its obligations under this Lease. For purposes of computing the amount of Direct Expenses included in Additional Rent herein that would have accrued after the termination date, Tenant’s obligations for Direct Expenses shall be projected based upon the average rate of increase in such items from the Commencement Date through the termination date (or if such period shall be less than three years, then based on Landlord’s reasonable estimates). The amounts computed in accordance with the foregoing subclauses (x) and (y) shall be discounted to present value using a discount factor equal to the yield of the Treasury Note or Treasury Bill having a remaining maturity period approximately the same as the period from the termination date to the end of the Term.

(b) Nothing in this Article 20 shall be deemed to affect Landlord’s right to indemnification for liability or liabilities arising prior to the termination of this Lease for personal injuries or property damage under the indemnification clause or clauses contained in this Lease.

(c) If this Lease or Tenant’s right to possession of the Premises is terminated, or Tenant abandons the Premises, Landlord may: (i) enter and secure the Premises, change the locks, install barricades, remove any improvements, fixtures or other property of Tenant therein, perform any decorating, remodeling, repairs, alterations, improvements or additions and take such other actions as Landlord shall determine in Landlord’s sole discretion to prevent damage or deterioration to the Premises or prepare the same for reletting, and (ii) relet all or any portion or portions of the Premises (separately or as part of a larger space or spaces), for any rent, use or period of time (which may extend beyond the Term hereof), and upon any other terms as Landlord shall determine in Landlord’s sole discretion. The consideration received from such reletting shall be applied pursuant to the terms of Section (e), and if such consideration, as so applied, is not sufficient to cover all amounts to which Landlord may be entitled hereunder, Tenant shall pay any deficiency to Landlord as the same accrues or after the same has accrued from time to time upon demand, subject to the other provisions hereof.

(d) If Landlord terminates this Lease or Tenant’s right to possession, Landlord shall mitigate Landlord’s damages to the extent required by Illinois laws, subject to the following provisions to the extent not prohibited by Illinois laws governing non-residential leases: (i) Landlord shall be required only to use reasonable efforts to mitigate, which shall in no event exceed such efforts as Landlord generally uses to lease other space at the Project; (ii) Landlord will not be deemed to have failed to mitigate if Landlord or its affiliates lease any other portions of the Project or other projects owned by Landlord or its affiliates in the same geographic area before reletting all or any portion of the Premises; (iii) Tenant shall have the burden of pleading and proving any failure to mitigate as an affirmative defense to Landlord’s claims under this Lease; and (iv) any proven failure by Landlord to mitigate with respect to any period of time shall only reduce the Basic Rentals and Additional Rent and other amounts to which Landlord is entitled hereunder by the net amount of rent that Landlord could reasonably be expected to obtain based on the reasonable rental value of the Premises under a lease substantially similar to this Lease, taking into account among other things the condition of the Premises, market conditions and the period of time the Premises may reasonably be expected to remain vacant before Landlord is able to re-lease the same to a suitable replacement tenant, and Costs of Reletting (as defined in Section (e)) that Landlord may reasonably be expected to incur in order to enter into such replacement lease. Unless and until Landlord has terminated this Lease or Tenant’s right to possession, to the extent not prohibited under Illinois laws governing non-residential leases: (1) Landlord shall have no obligation to mitigate damages; (2) Tenant shall use commercially reasonable efforts to mitigate its own damages by seeking a suitable subtenant or assignee (subject to Article 15 of this Lease); and (3) Tenant expressly waives the provisions of 735 ILCS 5/9-213.1, as amended from time to time, and agrees that such provisions shall not apply until Landlord has terminated this Lease or Tenant’s right to possession of the Premises.

(e) No re-entry or repossession, repairs, changes, alterations and additions, reletting, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, nor shall the same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express notice of such intention is sent by Landlord to Tenant. Landlord may bring suits for amounts owed by Tenant hereunder or any portions thereof, as the same accrue or after the same have accrued, and no suit or recovery of any portion due hereunder shall be deemed a waiver of Landlord’s right to collect all amounts to which Landlord is entitled hereunder, nor shall the same serve as any defense to any subsequent suit brought for any amount not therefor reduced to judgment. Landlord shall be under no obligation to observe or perform any provision of this Lease on its part to be observed or performed which accrues while there is an Event of Default hereunder. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease, or Tenant’s right to possession, after this Lease, or Tenant’s right to possession, is terminated based on an Event of Default by Tenant. All rent and other consideration paid by any replacement tenants shall be applied at Landlord’s option: (i) first, to the Costs of Reletting, (ii) second, to the payment of all costs of enforcing this Lease against Tenant or any guarantor, (iii) third, to the payment of all late charges and interest hereunder, (iv) fourth, to the payment of Basic Rentals and Additional Rent, and (v) with the residue, if any, to be held by Landlord and applied to the payment of Basic Rentals and Additional Rent and other obligations of Tenant as the same become due (and with any remaining residue to be retained by Landlord). “Costs of Reletting” shall include without limitation, all costs and expenses incurred by Landlord for any repairs or other matters described in Section (c) above, brokerage commissions, advertising costs, attorneys’ fees, any economic incentives given to enter into leases with replacement tenants, and costs of collecting rent from replacement tenants. If Landlord relets the Premises together with other space or for a term extending beyond the scheduled expiration of the Term, Tenant will not be entitled to apply any base rent, additional rent or other sums generated or projected to be generated either for such other space or for the period extending beyond the scheduled expiration of the Term (collectively, the “Extra Rent”) against Landlord’s claims and damages under this Lease.

(f) All rights, powers and remedies of Landlord hereunder and under any other agreement now or hereafter in force between Landlord and Tenant shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Landlord by law or at equity, and the exercise of one or more rights or remedies shall not impair Landlord’s right to exercise any other right or remedy. Landlord shall at all times have the right without prior demand or notice except as required by applicable laws to: (i) claim an anticipatory breach by Tenant of this Lease; (ii) seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease or restrain or enjoin a violation of any provision hereof, and (iii) sue for and collect any unpaid Basic Rentals and Additional Rent which has accrued; and (iv) invoke any statutory possessory remedies available at law or equity.

(g) Any amount due from Tenant to Landlord hereunder which is not paid when due shall bear interest at the lower of […***…] per annum or the maximum lawful rate of interest from the due date until paid, unless otherwise specifically provided herein, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease. In

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addition to such interest: (i) if Basic Rental is not paid on or before the fifth (5th) day of the calendar month for which the same is due, a late charge equal to […***…] of the amount overdue or $200, whichever is greater, shall be immediately due and owing and shall accrue for each calendar month or part thereof until such rental, including the late charge, is paid in full, which late charge Tenant hereby agrees is a reasonable estimate of the damages Landlord shall suffer as a result of Tenant’s late payment and (ii) an additional charge of $25 shall be assessed for any check given to Landlord by or on behalf of Tenant which is not honored by the drawee thereof; which damages include Landlord’s additional administrative and other costs associated with such late payment and unsatisfied checks and the parties agree that it would be impracticable or extremely difficult to fix Landlord’s actual damage in such event. Such charges for interest and late payments and unsatisfied checks are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any or all of Landlord’s rights or remedies under any other provision of this Lease or at law or equity.

(h) In the event of any default, breach or violation of Tenant’s rights under this Lease by Landlord, Tenant’s exclusive remedies shall be an action for specific performance or action for actual damages. Without limiting any other waiver by Tenant which may be contained in this Lease, Tenant hereby waives the benefit of any law granting it the right to perform Landlord’s obligation, or the right to terminate this Lease on account of any Landlord default.

ARTICLE 21

TRANSFER OF LANDLORD’S INTEREST

In the event of any transfer or termination of Landlord’s interest in the Premises or the Project by sale, assignment, transfer, foreclosure, deed-in-lieu of foreclosure or otherwise whether voluntary or involuntary, Landlord shall be automatically relieved of any and all obligations and liabilities on the part of Landlord from and after the date of such transfer or termination, including furthermore without limitation, the obligation of Landlord under Article 4 above to return the security deposit, provided said security deposit is transferred to said transferee. Tenant agrees to attorn to the transferee upon any such transfer and to recognize such transferee as the lessor under this Lease and Tenant shall, within five (5) days after request, execute such further instruments or assurances as such transferee may reasonably deem necessary to evidence or confirm such attornment.

ARTICLE 22

BROKER

In connection with this Lease, Tenant warrants and represents that it has had dealings only with firm(s) set forth in Article 1.H. of the Basic Lease Provisions and that it knows of no other person or entity who is or might be entitled to a commission, finder’s fee or other like payment in connection herewith and does hereby indemnify and agree to hold Landlord, its agents, members, partners, representatives, officers, affiliates, shareholders, employees, successors and assigns harmless from and against any and all loss, liability and expenses that Landlord may incur should such warranty and representation prove incorrect, inaccurate or false.

ARTICLE 23

PARKING

Tenant shall be entitled to use, commencing on the Commencement Date, the number of unreserved parking passes set forth in Article 1.I. of the Basic Lease Provisions, which parking passes shall pertain to the Project parking facility. Up to three (3) of such passes may, at Tenant’s option, be for underground reserved parking (at locations designated by Landlord) and the remainder shall be for unreserved parking. Tenant shall pay to Landlord for parking passes the prevailing rate charged from time to time at the location of such parking passes; provided, however, the rate for reserved parking shall not exceed One Hundred Twenty-Five and 00/100 Dollars ($125.00) per reserved parking pass per month. In addition, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the

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parking facility where the parking passes are located, including any sticker or other identification system established by Landlord, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations, and Tenant not being in default under this Lease. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of rent under this Lease, from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may delegate its responsibilities hereunder to a parking operator or a lessee of the parking facility in which case such parking operator or lessee shall have all the rights of control attributed hereby to the Landlord. The parking passes rented by Tenant pursuant to this Article 23 are provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval. Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking.

ARTICLE 24

WAIVER

No waiver by Landlord of any provision of this Lease shall be deemed to be a waiver of any other provision hereof or of any subsequent breach by Tenant of the same or any other provision. No provision of this Lease may be waived by Landlord, except by an instrument in writing executed by Landlord. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act of Tenant, whether or not similar to the act so consented to or approved. No act or thing done by Landlord or Landlord’s agents during the Term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. Any payment by Tenant or receipt by Landlord of an amount less than the total amount then due hereunder shall be deemed to be in partial payment only thereof and not a waiver of the balance due or an accord and satisfaction, notwithstanding any statement or endorsement to the contrary on any check or any other instrument delivered concurrently therewith or in reference thereto. Accordingly, Landlord may accept any such amount and negotiate any such check without prejudice to Landlord’s right to recover all balances due and owing and to pursue its other rights against Tenant under this Lease, regardless of whether Landlord makes any notation on such instrument of payment or otherwise notifies Tenant that such acceptance or negotiation is without prejudice to Landlord’s rights.

ARTICLE 25

ESTOPPEL CERTIFICATE

Tenant shall, at any time and from time to time, upon not less than ten (10) days’ prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying the following information, (but not limited to the following information in the event further information is requested by Landlord): (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as modified, is in full force and effect); (ii) the dates to which the rental and other charges are paid in advance, if any; (iii) the amount of Tenant’s security deposit, if any; and (iv) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, and no events or conditions then in existence which, with the passage of time or notice or both, would constitute a default on the part of Landlord hereunder, or specifying such defaults, events or conditions, if any are claimed. It is expressly understood and agreed that any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Real Property. Tenant’s failure to deliver such statement within such time shall constitute an admission by Tenant that all statements contained therein are true and correct. Furthermore, if Tenant fails to timely deliver an estoppel certificate to Landlord pursuant to the terms of this Article 25, then without limiting any other rights and remedies of Landlord, Landlord shall have the right to charge Tenant an amount equal to $500 per day for each day thereafter until Tenant delivers to Landlord an estoppel certificate pursuant to the terms hereof. Tenant acknowledges and agrees that (A) such charge compensates Landlord for the administrative costs caused by the delinquency, and (B) Landlord’s damage would be difficult to compute and the amount stated above represents a reasonable estimate of such damage. Tenant hereby irrevocably appoints Landlord as Tenant’s attorney-in-fact and in Tenant’s name, place and stead to execute any and all documents described in this Article 25 if Tenant fails to do so within the specified time period.

ARTICLE 26

LIABILITY OF LANDLORD

Notwithstanding anything in this Lease to the contrary, any remedy of Tenant for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord hereunder or any claim, cause of action or obligation, contractual, statutory or otherwise by Tenant against Landlord or the Landlord Parties concerning, arising out of or relating to any matter relating to this Lease and all of the covenants and conditions or any obligations, contractual, statutory, or otherwise set forth herein, shall be limited solely and exclusively to an amount which is equal to the lesser of (i) the interest of Landlord in and to the Project, and (ii) the interest Landlord would have in the Project if the Project were encumbered by third party debt in an amount equal to eighty percent (80%) of the then current value of the Project. No other property or assets of Landlord or any Landlord Party shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, Landlord’s obligations to Tenant, whether contractual, statutory or otherwise, the relationship of Landlord and Tenant hereunder, or Tenant’s use or occupancy of the Premises.

ARTICLE 27

INABILITY TO PERFORM

This Lease and the obligations of Tenant hereunder shall not be affected or impaired because Landlord is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of any prevention, delay, stoppage due to strikes, lockouts, acts of God, terrorism, evacuation or any other cause previously, or at such time, beyond the reasonable control or anticipation of Landlord (collectively, a “Force Majeure”) and Landlord’s obligations under this Lease shall be forgiven and suspended by any such Force Majeure.

ARTICLE 28

HAZARDOUS WASTE

(a) Tenant shall not cause or permit any Hazardous Material (as defined in Section 28(d) below) to be brought, kept or used in or about the Project by Tenant, its agents, employees, contractors, or invitees. Tenant indemnifies Landlord and the Landlord Parties from and against any breach by Tenant of the obligations stated in the preceding sentence, and agrees to defend and hold Landlord and the Landlord Parties harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, diminution in value of the Project, damages for the loss or restriction or use of rentable or usable space or of any amenity of the Project, damages arising from any adverse impact or marketing of space in the Project, and sums paid in settlement of claims, attorneys’ fees and costs, consultant fees, and expert fees) which arise during or after the Term of this Lease as a result of such breach. This indemnification of Landlord and the Landlord Parties by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Project. Without limiting the foregoing, if the presence of any Hazardous Material on the Project caused or permitted by Tenant results in any contamination of the Project, then subject to the provisions of Articles 9, 10 and 11 hereof, Tenant shall promptly take all actions at its sole expense as are necessary to return the Project to the condition existing prior to the introduction of any such Hazardous Material and the contractors to be used by Tenant for such work must be approved by Landlord, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Project and so long as such actions do not materially interfere with the use and enjoyment of the Project by the other tenants thereof; provided however, Landlord shall also have the right, by written notice to Tenant, to directly undertake any such mitigation efforts with regard to Hazardous Materials in or about the Project due to Tenant’s breach of its obligations pursuant to this Section 28(a), and to charge Tenant, as Additional Rent, for the costs thereof.

(b) Landlord and Tenant acknowledge that Landlord may become legally liable for the costs of complying with Laws (as defined in Section 28(e) below) relating to Hazardous Material which are not the responsibility of Landlord or the responsibility of Tenant, including the following: (i) Hazardous Material present in the soil or ground water on the Project of which Landlord has no knowledge as of the effective date of this Lease; (ii) a change in Laws which relate to Hazardous Material which make that Hazardous Material which is present on the Real Property as of the effective date of this Lease, whether known or unknown to Landlord, a violation of such new Laws; (iii) Hazardous Material that migrates, flows, percolates, diffuses, or in any way moves on to, or under, the Project after the effective date of this Lease; or Hazardous Material present on or under the Project as a result of any discharge, dumping or spilling (whether accidental or otherwise) on the Project by other lessees of the Project or their agents, employees, contractors, or invitees, or by others. Accordingly, Landlord and Tenant agree that the cost of complying with Laws relating to Hazardous Material on the Project for which Landlord is legally liable and which are paid or incurred by Landlord shall be an Operating Cost (and Tenant shall pay Tenant’s Proportionate Share thereof in accordance with Article 3) unless the cost of such compliance as between Landlord and Tenant, is made the responsibility of Tenant pursuant to Section 28(a) above. To the extent any such Operating Cost relating to Hazardous Material is subsequently recovered or reimbursed through insurance, or recovery from responsible third parties or other action, Tenant shall be entitled to a proportionate reimbursement to the extent it has paid its share of such Operating Cost to which such recovery or reimbursement relates.

(c) It shall not be unreasonable for Landlord to withhold its consent to any proposed Transfer if (i) the proposed transferee’s anticipated use of the Premises involves the generation, storage, use, treatment, or disposal of Hazardous Material; (ii) the proposed Transferee has been required by any prior landlord, lender, or governmental authority to take remedial action in connection with Hazardous Material contaminating a property if the contamination resulted from such Transferee’s actions or use of the property in question; or (iii) the proposed Transferee is subject to an enforcement order issued by any governmental authority in connection with the use, disposal, or storage of a Hazardous Material.

(d) As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material, or waste which is or becomes regulated by any local governmental authority, the State of Illinois or the United States Government. The term “Hazardous Material” includes, without limitation, any material or substance which is (i) designated as a “Hazardous Substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1317), (ii) defined as a “Hazardous Waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903), or (iii) defined as a “Hazardous Substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (42 U.S.C. § 9601).

(e) As used herein, the term “Laws” means any applicable federal, state or local law, ordinance, or regulation relating to any Hazardous Material affecting the Project, including, without limitation, the laws, ordinances, and regulations referred to in Section 28(d) above.

ARTICLE 29

SURRENDER OF PREMISES; REMOVAL OF PROPERTY

(a) The voluntary or other surrender of this Lease by Tenant to Landlord, or a mutual termination hereof, shall not work a merger, and shall at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies affecting the Premises.

(b) Upon the expiration of the Term of this Lease, or upon any earlier termination of this Lease and/or Tenant’s right to possession of the Premises, Tenant shall quit and surrender possession of the Premises to Landlord in good order and condition, reasonable wear and tear and repairs which are Landlord’s obligation excepted, and shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, all furniture, equipment, business and trade fixtures, free-standing cabinet work, moveable partitioning, telephone and data cabling and other articles of personal property in the Premises except to the extent Landlord elects by notice to Tenant to exercise its option to have any subleases or subtenancies assigned to it. Notwithstanding the foregoing, Tenant shall have no obligation to remove telephone and data cabling upon expiration or earlier termination of this Lease if Tenant removes all existing cabling from the Premises prior to the Commencement Date and provides Landlord with reasonable evidence that such cabling was removed by Tenant as of such date. Tenant shall be responsible for the cost to repair all damage to the Premises resulting from the removal of any of such items from the Premises, provided that Landlord shall have the right to either (I) cause Tenant to perform said repair work, or (II) perform said repair work itself, at Tenant’s expense (with any such costs incurred by Landlord to be reimbursed by Tenant to Landlord within three (3) business days following written demand therefor from Landlord).

(c) Whenever Landlord shall reenter the Premises as provided in Article 20 hereof, or as otherwise provided in this Lease, any property of Tenant not removed by Tenant upon the expiration of the Term of this Lease (or within forty-eight (48) hours after a termination by reason of Tenant’s default), as provided in this Lease, shall be considered abandoned and Landlord may remove any or all of such items and dispose of the same in any manner or store the same in a public warehouse or elsewhere for the account and at the expense and risk of Tenant, and if Tenant shall fail to pay the cost of storing any such property after it has been stored for a period of thirty (30) days or more, Landlord may sell any or all of such property at public or private sale, in such manner and at such times and places as Landlord, in its sole discretion, may deem proper, without notice to or demand upon Tenant, for the payment of all or any part of such charges or the removal of any such property, and shall apply the proceeds of such sale as follows: first, to the cost and expense of such sale, including reasonable attorneys’ fees and costs for services rendered; second, to the payment of the cost of or charges for storing any such property; third, to the payment of any other sums of money which may then or thereafter be due to Landlord from Tenant under any of the terms hereof; and fourth, the balance, if any, to Tenant.

(d) All fixtures, Tenant Improvements, Alterations and/or appurtenances attached to or built into the Premises prior to or during the Term, whether by Landlord or Tenant and whether at the expense of Landlord or Tenant, or of both, shall be and remain part of the Premises and shall not be removed by Tenant at the end of the Term unless otherwise expressly provided for in this Lease or unless such removal is required by Landlord. Such fixtures, Tenant Improvements, Alterations and/or appurtenances shall include but not be limited to: all floor coverings, drapes, paneling, built-in cabinetry, molding, doors, vaults (including vault doors), plumbing systems, security systems, electrical systems, lighting systems, communication systems, all fixtures and outlets for the systems mentioned above and for all telephone, radio and television purposes, and any special flooring or ceiling installations.

ARTICLE 30

MISCELLANEOUS

(a) SEVERABILITY; ENTIRE AGREEMENT. ANY PROVISION OF THIS LEASE WHICH SHALL PROVE TO BE INVALID, VOID, OR ILLEGAL SHALL IN NO WAY AFFECT, IMPAIR OR INVALIDATE ANY OTHER PROVISION HEREOF AND SUCH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT. THIS LEASE AND THE EXHIBITS AND ANY ADDENDUM ATTACHED HERETO CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH REGARD TO TENANT’S OCCUPANCY OR USE OF ALL OR ANY PORTION OF THE PROJECT, AND NO PRIOR AGREEMENT OR UNDERSTANDING PERTAINING TO ANY SUCH MATTER SHALL BE EFFECTIVE FOR ANY PURPOSE. NO PROVISION OF THIS LEASE MAY BE AMENDED OR SUPPLEMENTED EXCEPT BY AN AGREEMENT IN WRITING SIGNED BY THE PARTIES HERETO OR THEIR SUCCESSOR IN INTEREST. THE PARTIES AGREE THAT ANY DELETION OF LANGUAGE FROM THIS LEASE PRIOR TO ITS MUTUAL EXECUTION BY LANDLORD AND TENANT SHALL NOT BE CONSTRUED TO HAVE ANY PARTICULAR MEANING OR TO RAISE ANY PRESUMPTION, CANON OF

CONSTRUCTION OR IMPLICATION INCLUDING, WITHOUT LIMITATION, ANY IMPLICATION THAT THE PARTIES INTENDED THEREBY TO STATE THE CONVERSE, OBVERSE OR OPPOSITE OF THE DELETED LANGUAGE.

(b) Attorneys’ Fees; Waiver of Jury Trial.

(i) In any action to enforce the terms of this Lease, including any suit by Landlord for the recovery of rent or possession of the Premises, the losing party shall pay the successful party a reasonable sum for attorneys’ fees and costs in such suit and such attorneys’ fees and costs shall be deemed to have accrued prior to the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Tenant shall also reimburse Landlord for all costs incurred by Landlord in connection with enforcing its rights under this Lease against Tenant following a bankruptcy by Tenant or otherwise, including, without limitation, legal fees, experts’ fees and expenses, court costs and consulting fees.

(ii) Should Landlord, without fault on Landlord’s part, be made a party to any litigation instituted by Tenant or by any third party against Tenant, or by or against any person holding under or using the Premises by license of Tenant, or for the foreclosure of any lien for labor or material furnished to or for Tenant or any such other person or otherwise arising out of or resulting from any act or transaction of Tenant or of any such other person, Tenant covenants to save and hold Landlord harmless from any judgment rendered against Landlord or the Premises or any part thereof and from all costs and expenses, including reasonable attorneys’ fees and costs incurred by Landlord in connection with such litigation.

(iii) TO THE EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION BY LANDLORD SEEKING POSSESSION OF THE PREMISES FOLLOWING AN EVENT OF DEFAULT BY TENANT.

(c) Time of Essence. Each of Tenant’s covenants herein is a condition and time is of the essence with respect to the performance of every provision of this Lease.

(d) Headings; Joint and Several. The article headings contained in this Lease are for convenience only and do not in any way limit or amplify any term or provision hereof. The terms “Landlord” and “Tenant” as used herein shall include the plural as well as the singular, the neuter shall include the masculine and feminine genders and the obligations herein imposed upon Tenant shall be joint and several as to each of the persons, firms or corporations of which Tenant may be composed.

(e) Reserved Area. Tenant hereby acknowledges and agrees that the exterior walls of the Premises and the area between the finished ceiling of the Premises and the slab of the floor of the Project thereabove have not been demised hereby and the use thereof together with the right to install, maintain, use, repair and replace pipes, ducts, conduits, wiring and cabling leading through, under or above the Premises or throughout the Project in locations which will not materially interfere with Tenant’s use of the Premises and serving other parts of the Project are hereby excepted and reserved unto Landlord.

(f) NO OPTION. THE SUBMISSION OF THIS LEASE BY LANDLORD, ITS AGENT OR REPRESENTATIVE FOR EXAMINATION OR EXECUTION BY TENANT DOES NOT CONSTITUTE AN OPTION OR OFFER TO LEASE THE PREMISES UPON THE TERMS AND CONDITIONS CONTAINED HEREIN OR A RESERVATION OF THE PREMISES IN FAVOR OF TENANT, IT BEING INTENDED HEREBY THAT THIS LEASE SHALL ONLY BECOME EFFECTIVE UPON THE EXECUTION HEREOF BY LANDLORD AND TENANT AND DELIVERY OF A FULLY EXECUTED LEASE TO TENANT.

(g) Use of Project Name; Improvements. Tenant shall not be allowed to use the name, picture or representation of the Project, or words to that effect, in connection with any business carried on in the Premises or otherwise (except as Tenant’s address) without the prior written consent of Landlord. In the event that Landlord undertakes any additional improvements on the Real Property including but not limited to new construction or renovation or additions to the existing improvements, Landlord shall not be liable to Tenant for any noise, dust, vibration or interference with access to the Premises or disruption in Tenant’s business caused thereby.

(h) Rules and Regulations. Tenant shall observe faithfully and comply strictly with the rules and regulations (“Rules and Regulations”) attached to this Lease as Exhibit “B” and made a part hereof, and such other Rules and Regulations as Landlord may from time to time reasonably adopt for the safety, care and cleanliness of the Project, the facilities thereof, or the preservation of good order therein. Landlord shall not be liable to Tenant for violation of any such Rules and Regulations, or for the breach of any covenant or condition in any lease by any other tenant in the Project. A waiver by Landlord of any Rule or Regulation for any other tenant shall not constitute nor be deemed a waiver of the Rule or Regulation for this Tenant.

(i) Quiet Possession. Upon Tenant’s paying the Basic Rental, Additional Rent and other sums provided hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire Term hereof, subject to all of the provisions of this Lease.

(j) Rent. All payments required to be made hereunder to Landlord shall be deemed to be rent, whether or not described as such.

(k) Successors and Assigns. Subject to the provisions of Articles 15, 17 and 21 hereof, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

(l) Notices. Any notice required or permitted to be given hereunder shall be in writing and may be given by personal service evidenced by a signed receipt (or refusal to accept delivery) or sent by registered or certified mail, return receipt requested, or via overnight courier, and except as otherwise expressly provided herein shall be effective upon proof of delivery (or refusal to accept delivery), addressed to Tenant at the Premises or to Landlord at the management office for the Project, with a copy to Landlord, c/o Arden Realty, Inc., 11601 Wilshire Boulevard, Fourth Floor, Los Angeles, California 90025, Attn: Legal Department. Either party may by notice to the other specify a different address for notice purposes except that, upon Tenant’s taking possession of the Premises, the Premises shall constitute Tenant’s address for notice purposes. A copy of all notices to be given to Landlord hereunder shall be concurrently transmitted by Tenant to such party hereafter designated by notice from Landlord to Tenant. NOTWITHSTANDING THE FOREGOING OR ANY PROVISION OF ILLINOIS LAWS TO THE CONTRARY, ANY NOTICES SENT BY LANDLORD REGARDING OR RELATING TO FORCIBLE ENTRY AND DETAINER, EJECTMENT, EVICTION OR OTHER PROCEDURES FOR TERMINATING THIS LEASE AND/OR TENANT’S RIGHT TO POSSESSION OF THE PREMISES AND/OR THE RECOVERY OF SUCH POSSESSION FROM TENANT, INCLUDING WITHOUT LIMITATION FIVE (5) DAY NOTICES UNDER ARTICLE 19, OR RELATING TO HOLDING OVER UNDER ARTICLE 5 OR THE TERMINATION OF ANY HOLDOVER TENANCY, MAY BE PROVIDED BY REGULAR MAIL WITHOUT A RETURN RECEIPT, OR BY ANY OF THE OTHER MEANS PROVIDED ABOVE, AND SHALL BE DEEMED TO HAVE BEEN GIVEN, MADE, SERVED AND DELIVERED FOR PURPOSES OF THIS LEASE AND ILLINOIS LAWS ON THE EARLIEST TO OCCUR OF THE FOLLOWING:

(i) the date when the notice is personally delivered (or delivery is refused) at the Premises (or the notice is posted on the inside or outside of the main Premises door if no one is present when delivery is attempted); or

(ii) the first calendar day after the notice is sent by overnight courier (except that if such first day is a Sunday or national holiday, then the second calendar day); or

(iii) the second calendar day after the notice is mailed (except that if such second day is a Sunday or national holiday, the third calendar day).

(m) Persistent Delinquencies. In the event that Tenant shall be delinquent by more than fifteen (15) days in the payment of rent on three (3) separate occasions in any twelve (12)

month period, Landlord shall have the right to terminate this Lease by thirty (30) days written notice given by Landlord to Tenant within thirty (30) days of the last such delinquency.

(n) Right of Landlord to Perform. All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of rent. If Tenant shall fail to pay any sum of money, other than rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue beyond any applicable cure period set forth in this Lease, Landlord may, but shall not be obligated to, without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as is in this Lease provided. All sums so paid by Landlord and all reasonable incidental costs, together with interest thereon at the rate specified in Section 20(e) above from the date of such payment by Landlord, shall be payable to Landlord on demand and Tenant covenants to pay any such sums, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment thereof by Tenant as in the case of default by Tenant in the payment of the rent.

(o) Access, Changes in Project, Facilities, Name.

(i) Every part of the Project except the inside surfaces of all walls, windows and doors bounding the Premises (including exterior building walls, the rooftop, core corridor walls and doors and any core corridor entrance), and any space in or adjacent to the Premises or within the Project used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other building facilities, and the use thereof, as well as access thereto through the Premises for the purposes of operation, maintenance, decoration and repair, are reserved to Landlord.

(ii) Landlord reserves the right, without incurring any liability to Tenant therefor, to make such changes in or to the Project and the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages, elevators, stairways and other improvements thereof, as it may deem necessary or desirable.

(iii) Landlord may adopt any name for the Project and Landlord reserves the right, from time to time, to change the name and/or address of the Project at any time.

(p) Signing Authority. If Tenant is a corporation, partnership or limited liability company, each individual executing this Lease on behalf of said entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of said entity in accordance with: (i) if Tenant is a corporation, a duly adopted resolution of the Board of Directors of said corporation or in accordance with the By-laws of said corporation, (ii) if Tenant is a partnership, the terms of the partnership agreement, and (iii) if Tenant is a limited liability company, the terms of its operating agreement, and that this Lease is binding upon said entity in accordance with its terms. Concurrently with Tenant’s execution of this Lease, Tenant shall provide to Landlord a copy of: (A) if Tenant is a corporation, such resolution of the Board of Directors authorizing the execution of this Lease on behalf of such corporation, which copy of resolution shall be duly certified by the secretary or an assistant secretary of the corporation to be a true copy of a resolution duly adopted by the Board of Directors of said corporation and shall be in a form reasonably acceptable to Landlord, (B) if Tenant is a partnership, a copy of the provisions of the partnership agreement granting the requisite authority to each individual executing this Lease on behalf of said partnership, and (C) if Tenant is a limited liability company, a copy of the provisions of its operating agreement granting the requisite authority to each individual executing this Lease on behalf of said limited liability company. In the event Tenant fails to comply with the requirements set forth in this subparagraph (p), then each individual executing this Lease shall be personally liable, jointly and severally along with Tenant, for all of Tenant’s obligations in this Lease.

(q) Identification of Tenant.

(i) If Tenant constitutes more than one person or entity, (A) each of them shall be jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions and provisions of this Lease to be kept, observed and performed by Tenant, (B) the term “Tenant” as used in this Lease shall mean and include each of them jointly and severally, and (C) the act of or notice from, or notice or refund to, or the signature of, any one or more of them, with respect to the tenancy of this Lease, including, but not limited to, any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons or entities executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or so given or received such notice or refund or so signed.

(ii) If Tenant is a partnership (or is comprised of two or more persons, individually and as co-partners of a partnership) or if Tenant’s interest in this Lease shall be assigned to a partnership (or to two or more persons, individually and as co-partners of a partnership) pursuant to Article 15 hereof (any such partnership and such persons hereinafter referred to in this Section 30(q)(ii) as “Partnership Tenant”), the following provisions of this Lease shall apply to such Partnership Tenant:

(i) The liability of each of the parties comprising Partnership Tenant shall be joint and several.

(ii) Each of the parties comprising Partnership Tenant hereby consents in advance to, and agrees to be bound by, any written instrument which may hereafter be executed, changing, modifying or discharging this Lease, in whole or in part, or surrendering all or any part of the Premises to the Landlord, and by notices, demands, requests or other communication which may hereafter be given, by the individual or individuals authorized to execute this Lease on behalf of Partnership Tenant under Subparagraph (p) above.

(iii) Any bills, statements, notices, demands, requests or other communications given or rendered to Partnership Tenant or to any of the parties comprising Partnership Tenant shall be deemed given or rendered to Partnership Tenant and to all such parties and shall be binding upon Partnership Tenant and all such parties.

(iv) If Partnership Tenant admits new partners, all of such new partners shall, by their admission to Partnership Tenant, be deemed to have assumed performance of all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed.

(v) Partnership Tenant shall give prompt notice to Landlord of the admission of any such new partners, and, upon demand of Landlord, shall cause each such new partner to execute and deliver to Landlord an agreement in form satisfactory to Landlord, wherein each such new partner shall assume performance of all of the terms, covenants and conditions of this Lease on Partnership Tenant’s part to be observed and performed (but neither Landlord’s failure to request any such agreement nor the failure of any such new partner to execute or deliver any such agreement to Landlord shall terminate the provisions of clause (D) of this Section 30(q)(ii) or relieve any such new partner of its obligations thereunder).

(r) Intentionally Omitted.

(s) Survival of Obligations. Any obligations of Tenant occurring prior to the expiration or earlier termination of this Lease and/or Tenant’s right to possession of the Premises shall survive such expiration or earlier termination.

(t) Confidentiality. Tenant and Landlord acknowledge that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal and space planning consultants and any proposed Transferees.

(u) Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of Illinois. No conflicts of law rules of any state or country (including, without limitation, Illinois conflicts of law rules) shall be applied to result in the application of any substantive or procedural laws of any state or country other than Illinois. All controversies, claims, actions or causes of action arising between the parties hereto and/or their respective successors and assigns, shall be brought, heard and adjudicated by the courts of the State of Illinois, with venue in the County in which the Project is located. Each of the parties hereto hereby consents to personal jurisdiction by the courts of the State of Illinois in connection with any such controversy, claim, action or cause of action, and each of the parties hereto consents to service of process by any means authorized by Illinois law and consent to the enforcement of any judgment so obtained in the courts of the State of Illinois on the same terms and conditions as if such controversy, claim, action or cause of action had been originally heard and adjudicated to a final judgment in such courts. Each of the parties hereto further acknowledges that the laws and courts of Illinois were freely and voluntarily chosen to govern this Lease and to adjudicate any claims or disputes hereunder.

(v) Office of Foreign Assets Control. Tenant certifies to Landlord that (i) Tenant is not entering into this Lease, nor acting, for or on behalf of any person or entity named as a terrorist or other banned or blocked person or entity pursuant to any law, order, rule or regulation of the United States Treasury Department or the Office of Foreign Assets Control, and (ii) Tenant shall not assign this Lease or sublease to any such person or entity or anyone acting on behalf of any such person or entity. Landlord shall have the right to conduct all reasonable searches in order to ensure compliance with the foregoing. Tenant hereby agrees to indemnify, defend and hold Landlord and the Landlord Parties harmless from any and all claims arising from or related to any breach of the foregoing certification.

(w) Financial Statements. Within ten (10) days after Tenant’s receipt of Landlord’s written request, Tenant shall provide Landlord with current financial statements of Tenant and financial statements for the two (2) calendar or fiscal years (if Tenant’s fiscal year is other than a calendar year) prior to the current financial statement year. Any such statements shall be prepared in accordance with generally accepted accounting principles and, if the normal practice of Tenant, shall be audited by an independent certified public accountant.

(x) Exhibits. The Exhibits attached hereto are incorporated herein by this reference as if fully set forth herein.

(y) Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent (and not dependent) and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to set off of any of the rent or other amounts owing hereunder against Landlord.

(z) Counterparts. This Lease may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement.

(aa) Non-Discrimination. Tenant herein covenants that Tenant and its heirs, executors, administrators and assigns, and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the following conditions:

“That there shall be no discrimination against or segregation of any person or group of persons on account of race, color, creed, religion, sex, marital status, national origin or ancestry, in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the Premises, nor shall Tenant, or any person claiming under or through Tenant, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, subtenants or vendees in the Premises.”

(bb) Contingency. This lease is subject to and conditional upon Landlord entering into an agreement with the existing tenant of the Premises whereby such existing tenant agrees to terminate its existing lease prior to the scheduled date of expiration thereof upon terms acceptable to Landlord (the “Contingency”). If the Contingency is not satisfied, Landlord may so notify Tenant, in which case this Lease shall be null and void and Landlord shall immediately return to Tenant the Letter of Credit and any prepaid monthly Basic Rental and neither party shall have any further obligations to the other.

ARTICLE 31

OPTION TO EXTEND

(a) Option Right. Landlord hereby grants the Tenant named in this Lease (the “Original Tenant”) or any Affiliated Assignee and (as that term is defined below) one (1)

option (“Option”) to extend the Term for the entire Premises for a period of five (5) years (“Option Term”), which Option shall be exercisable only by written notice delivered by Tenant to Landlord as set forth below. The rights contained in this Article 31 shall be personal to the Original Tenant and any Affiliated Assignee and may only be exercised by the Original Tenant or any Affiliated Assignee (and not any other transferee) if the Original Tenant or any Affiliated Assignee occupies the entire Premises as of the date of Tenant’s Acceptance (as defined in Section 31(c) below). The term “Affiliated Assignee” shall mean an assignee of Tenant’s entire interest in the Lease (as amended), where such assignee is controlled by, controls or is under common control with Tenant.

(b) Option Rent. The rent payable by Tenant during the Option Term (“Option Rent”) shall be equal to the “Market Rent” (defined below). “Market Rent” shall mean the applicable Monthly Basic Rental, including all escalations, Direct Costs, additional rent and other charges at which tenants, as of the commencement of the Option Term, are entering into leases for non-sublease space which is not encumbered by expansion rights and which is comparable in size, location and quality to the Premises in renewal transactions, for a term comparable to the Option Term, which comparable space is located in office buildings comparable to the Project in Deerfield, Illinois, taking into consideration the value of the existing improvements in the Premises to Tenant, as compared to the value of the existing improvements in such comparable space, with such value to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by Tenant with consideration given to the fact that the improvements existing in the Premises are specifically suitable to Tenant.

(c) Exercise of Option. The Option shall be exercised by Tenant only in the following manner: (i) an Event of Default shall not exist on the delivery date of the Interest Notice and Tenant’s Acceptance; (ii) Tenant shall deliver written notice (“Interest Notice”) to Landlord not more than ten (10) months nor less than twelve (12) months prior to the expiration of the Term, stating that Tenant is interested in exercising the Option; (iii) within fifteen (15) business days of Landlord’s receipt of Tenant’s written notice, Landlord shall deliver notice (“Option Rent Notice”) to Tenant setting forth the Option Rent; and (iv) if Tenant desires to exercise such Option, Tenant shall provide Landlord written notice within five (5) business days after receipt of the Option Rent Notice (“Tenant’s Acceptance”) and upon, and concurrent with such exercise, Tenant may, at its option, object to the Option Rent contained in the Option Rent Notice. Tenant’s failure to deliver the Interest Notice or Tenant’s Acceptance on or before the dates specified above shall be deemed to constitute Tenant’s election not to exercise the Option. If Tenant timely and properly exercises its Option, the Term shall be extended for the Option Term upon all of the terms and conditions set forth in this Lease, except that the rent for the Option Term shall be as indicated in the Option Rent Notice unless Tenant, concurrently with Tenant’s Acceptance, objects to the Option Rent contained in the Option Rent Notice, in which case the parties shall follow the procedure and the Option Rent shall be determined, as set forth in Section 31(d) below.

(d) Determination of Market Rent. If Tenant timely and appropriately objects to the Market Rent in Tenant’s Acceptance, Landlord and Tenant shall attempt to agree upon the Market Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within twenty-one (21) days following Tenant’s Acceptance (“Outside Agreement Date”), then each party shall make a separate determination of the Market Rent which shall be submitted to each other and to arbitration in accordance with the following items (i) through (vii):

(i) Landlord and Tenant shall each appoint, within ten (10) days of the Outside Agreement Date, one arbitrator who shall by profession be a current licensed real estate leasing broker of comparable commercial properties in the immediate vicinity of the Project, and who has been active in such field over the last five (5) years. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Rent is the closest to the actual Market Rent as determined by the arbitrators, taking into account the requirements of item (b), above (i.e., the arbitrators may only select Landlord’s or Tenant’s determination of Market Rent and shall not be entitled to make a compromise determination).

(ii) The two (2) arbitrators so appointed shall within five (5) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two arbitrators.

(iii) The three arbitrators shall within fifteen (15) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Market Rent, and shall notify Landlord and Tenant thereof.

(iv) The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

(v) If either Landlord or Tenant fails to appoint an arbitrator within ten (10) days after the applicable Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

(vi) If both parties fail to appoint an arbitrator, then there shall be no determination of Market Rent, and the Option Rent shall be equal to the amounts Tenant is obligated to pay under the Lease on the month immediately preceding the Option Term for Monthly Basic Rental, including all escalations, Direct Costs, Additional Rent and other charges.

(vii) If the two (2) arbitrators fail to agree upon and appoint a third (3rd) arbitrator, the appointment of the third (3rd) arbitrator shall made by one (1) JAMS arbitrator pursuant to the JAMS Streamlined Arbitration Rules and Procedures in Chicago. The scope of the JAMS arbitration shall be limited to the appointment of the third arbitrator who will be involved in determining the Market Rent together with the original two arbitrators whom the parties have appointed. The JAMS arbitrator shall have no authority to determine the Market Rent or any other matter. Promptly after the JAMS arbitrator appoints the third arbitrator for determining the Market Rent, such third arbitrator and the original two arbitrators shall determine the Market Rent as provided in this Lease.

(viii) Judgment on any arbitration decision or award may be entered in any court having jurisdiction. The cost of arbitration shall be paid by Landlord and Tenant equally.

ARTICLE 32

RIGHT OF FIRST OFFER

Landlord hereby grants to Tenant a right of first offer with respect to the remaining space on the fifth (5th) floor of the Project (“First Offer Space”). Notwithstanding the foregoing, such first offer right of Tenant shall commence only following the expiration or earlier termination of the existing lease pertaining to the First Offer Space, including any renewal or extension of such lease, whether or not such renewal or extension is pursuant to an express written provision in such lease, and regardless of whether any such renewal or extension is consummated pursuant to a lease amendment or a new lease.

(a) Procedure for Offer. Landlord shall notify Tenant (the “First Offer Notice”) from time to time when Landlord determines that Landlord shall commence the marketing of the First Offer Space because such space shall become available for lease to third parties. The First Offer Notice shall describe the space so offered to Tenant and shall set forth Landlord’s proposed material economic terms and conditions applicable to Tenant’s lease of such space (collectively, the “Economic Terms”), including the proposed term of lease and the proposed rent payable for the First Offer Space. Notwithstanding the foregoing, Landlord’s obligation to deliver the First Offer Notice shall not apply during the last nine (9) months of the initial Term unless Tenant has delivered an Interest Notice to Landlord pursuant to Section 31(c) above nor shall Landlord be obligated to deliver the First Offer Notice during the last eight (8) months of the initial Term unless Tenant has timely delivered Tenant’s Acceptance to Landlord pursuant to Section 31(c) above.

(b) Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first offer with respect to the space described in the First Offer Notice, then within ten (10) business days after delivery of the First Offer Notice to Tenant, Tenant shall deliver an unconditional irrevocable notice to Landlord of Tenant’s exercise of its right of first offer with respect to the entire space described in the First Offer Notice, and the Economic Terms shall be as set forth in the First Offer Notice. If Tenant does not unconditionally exercise its right of first offer within the ten (10) business day period, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires and

Tenant’s right of first offer shall terminate as to the First Offer Space described in the First Offer Notice. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

(c) Lease of First Offer Space. If Tenant timely and properly exercises Tenant’s right to lease the First Offer Space as set forth herein, Landlord and Tenant shall execute an amendment adding such First Offer Space to this Lease upon the same non-economic terms and conditions as applicable to the initial Premises, and the economic terms and conditions as provided in this Article 32. Unless otherwise specified in Landlord’s Economic Terms, Tenant shall commence payment of rent for the First Offer Space and the Term of the First Offer Space shall commence upon the date of delivery of such space to Tenant.

(d) No Defaults. The rights contained in this Article 32 shall be personal to the Original Tenant, and may only be exercised by the Original Tenant (and not any assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if the Original Tenant occupies the entire Premises as of the date of the First Offer Notice. Tenant shall not have the right to lease First Offer Space as provided in this Article 32 if, as of the date of the First Offer Notice, or, at Landlord’s option, as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in default under this Lease or Tenant has previously been in default under this Lease more than once.

(e) Remedy. The sole remedy of Tenant for a breach by Landlord of its obligations under this Article 32 shall be an action against Landlord for direct damages (excluding consequential and punitive damages), and Tenant shall not have any right to a temporary restraining order, preliminary injunction, injunction, specific performance or other remedy, equitable or otherwise, aside from direct damages resulting from said breach by Landlord.

ARTICLE 33

SIGNAGE/DIRECTORY

Provided Tenant is not in default hereunder, Tenant, at Tenant’s sole cost and expense, shall have the right to identity on the electronic lobby directory and Project-standard suite entry signage.

IN WITNESS WHEREOF, the parties have executed this Lease, consisting of the foregoing provisions and Articles, including all exhibits and other attachments referenced therein, as of the date first above written.

“LANDLORD”	LONG RIDGE OFFICE PORTFOLIO, L.P., a Delaware limited partnership

	By:	MF FUNDING, INC., a Delaware corporation, its General Partner

		By:	/s/ Scott E. Lyle

			Name:	Scott E. Lyle

			Title:	Vice President

“TENANT”	HORIZON PHARMA USA, INC., a Delaware corporation

	By:	/s/ Timothy P. Walbert

	Print Name:	Timothy P. Walbert

	Title:	President, Chairman and CEO

By:

Print Name:

Title:

EXHIBIT “A”

PREMISES

This Exhibit “A” is provided for informational purposes only and is intended to be only an approximation of the layout of the Premises and shall not be deemed to constitute any representation by Landlord as to the exact layout or configuration of the Premises.

EXHIBIT “A”

EXHIBIT “B”

RULES AND REGULATIONS

1. No sign, advertisement or notice shall be displayed, printed or affixed on or to the Premises or to the outside or inside of the Project or so as to be visible from outside the Premises or Project without Landlord’s prior written consent. Landlord shall have the right to remove any non-approved sign, advertisement or notice, without notice to and at the expense of Tenant, and Landlord shall not be liable in damages for such removal. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by Landlord or by a person selected by Landlord and in a manner and style acceptable to Landlord.

2. Tenant shall not obtain for use on the Premises ice, waxing, cleaning, interior glass polishing, rubbish removal, towel or other similar services, or accept barbering or bootblackening, or coffee cart services, milk, soft drinks or other like services on the Premises, except from persons authorized by Landlord and at the hours and under regulations fixed by Landlord. No vending machines or machines of any description shall be installed, maintained or operated upon the Premises without Landlord’s prior written consent.

3. The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used for any purpose other than for ingress and egress from Tenant’s Premises. Under no circumstances is trash to be stored in the corridors. Notice must be given to Landlord for any large deliveries. Furniture, freight and other large or heavy articles, and all other deliveries may be brought into the Project only at times and in the manner designated by Landlord, and always at Tenant’s sole responsibility and risk. Landlord may impose reasonable charges for use of freight elevators after or before normal business hours. All damage done to the Project by moving or maintaining such furniture, freight or articles shall be repaired by Landlord at Tenant’s expense. Tenant shall not take or permit to be taken in or out of entrances or passenger elevators of the Project, any item normally taken, or which Landlord otherwise reasonably requires to be taken, in or out through service doors or on freight elevators. Tenant shall move all supplies, furniture and equipment as soon as received directly to the Premises, and shall move all waste that is at any time being taken from the Premises directly to the areas designated for disposal.

4. Toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein.

5. Tenant shall not overload the floor of the Premises or mark, drive nails, screw or drill into the partitions, ceilings or floor or in any way deface the Premises. Tenant shall not place typed, handwritten or computer generated signs in the corridors or any other common areas. Should there be a need for signage additional to the Project standard tenant placard, a written request shall be made to Landlord to obtain approval prior to any installation. All costs for said signage shall be Tenant’s responsibility.

6. In no event shall Tenant place a load upon any floor of the Premises or portion of any such flooring exceeding the floor load per square foot of area for which such floor is designed to carry and which is allowed by law, or any machinery or equipment which shall cause excessive vibration to the Premises or noticeable vibration to any other part of the Project. Prior to bringing any heavy safes, vaults, large computers or similarly heavy equipment into the Project, Tenant shall inform Landlord in writing of the dimensions and weights thereof and shall obtain Landlord’s consent thereto. Such consent shall not constitute a representation or warranty by Landlord that the safe, vault or other equipment complies, with regard to distribution of weight and/or vibration, with the provisions of this Rule 6 nor relieve Tenant from responsibility for the consequences of such noncompliance, and any such safe, vault or other equipment which Landlord determines to constitute a danger of damage to the Project or a nuisance to other tenants, either alone or in combination with other heavy and/or vibrating objects and equipment, shall be promptly removed by Tenant, at Tenant’s cost, upon Landlord’s written notice of such determination and demand for removal thereof.

EXHIBIT “B”

7. Tenant shall not use or keep in the Premises or Project any kerosene, gasoline or inflammable, explosive or combustible fluid or material, or use any method of heating or air-conditioning other than that supplied by Landlord.

8. Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by Landlord.

9. Tenant shall not install or use any blinds, shades, awnings or screens in connection with any window or door of the Premises and shall not use any drape or window covering facing any exterior glass surface other than the standard drapes, blinds or other window covering established by Landlord.

10. Tenant shall cooperate with Landlord in obtaining maximum effectiveness of the cooling system by closing window coverings when the sun’s rays fall directly on windows of the Premises. Tenant shall not obstruct, alter, or in any way impair the efficient operation of Landlord’s heating, ventilating and air-conditioning system. Tenant shall not tamper with or change the setting of any thermostats or control valves. Tenant shall participate in recycling programs undertaken by Landlord as part of Landlord’s sustainability practices including, without limitation, the sorting and separation of its trash and recycling into such categories as required by such sustainability practices.

11. The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the permitted use of the Premises. Tenant shall not, without Landlord’s prior written consent, occupy or permit any portion of the Premises to be occupied or used for the manufacture or sale of liquor or tobacco in any form, or a barber or manicure shop, or as an employment bureau. The Premises shall not be used for lodging or sleeping or for any improper, objectionable or immoral purpose. No auction shall be conducted on the Premises.

12. Tenant shall not make, or permit to be made, any unseemly or disturbing noises, or disturb or interfere with occupants of Project or neighboring buildings or premises or those having business with it by the use of any musical instrument, radio, phonographs or unusual noise, or in any other way.

13. No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Premises, and no cooking shall be done or permitted by any tenant in the Premises, except that the preparation of coffee, tea, hot chocolate and similar items for tenants, their employees and visitors shall be permitted. No tenant shall cause or permit any unusual or objectionable odors to be produced in or permeate from or throughout the Premises. The foregoing notwithstanding, Tenant shall have the right to use a microwave and to heat microwavable items typically heated in an office. No hot plates, toasters, toaster ovens or similar open element cooking apparatus shall be permitted in the Premises.

14. The sashes, sash doors, skylights, windows and doors that reflect or admit light and air into the halls, passageways or other public places in the Project shall not be covered or obstructed by any tenant, nor shall any bottles, parcels or other articles be placed on the window sills. All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Project must be of a quality, type, design and bulb color approved in advance by Landlord.

15. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made in existing locks or the mechanisms thereof unless Landlord is first notified thereof, gives written approval, and is furnished a key therefor. Each tenant must, upon the termination of his tenancy, give to Landlord all keys and key cards of stores, offices, or toilets or toilet rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys so furnished, such tenant shall pay Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change. If more than two keys for one lock are desired, Landlord will provide them upon payment therefor by Tenant. Tenant shall not key or re-key any locks. All locks shall be keyed by Landlord’s locksmith only.

EXHIBIT “B”

16. Landlord shall have the right to prohibit any advertising by any tenant which, in Landlord’s opinion, tends to impair the reputation of the Project or its desirability as an office building and upon written notice from Landlord any tenant shall refrain from and discontinue such advertising.

17. Landlord reserves the right to control access to the Project by all persons after reasonable hours of generally recognized business days and at all hours on Sundays and legal holidays and may at all times control access to the equipment areas of the Project outside the Premises. Each tenant shall be responsible for all persons for whom it requests after hours access and shall be liable to Landlord for all acts of such persons. Landlord shall have the right from time to time to establish reasonable rules and charges pertaining to freight elevator usage, including the allocation and reservation of such usage for tenants’ initial move-in to their premises, and final departure therefrom. Landlord may also establish from time to time reasonable rules and charges for accessing the equipment areas of the Project, including the risers, rooftops and telephone closets.

18. Any person employed by any tenant to do janitorial work shall, while in the Project and outside of the Premises, be subject to and under the control and direction of the Office of the Project or its designated representative such as security personnel (but not as an agent or servant of Landlord, and the Tenant shall be responsible for all acts of such persons).

19. All doors opening on to public corridors shall be kept closed, except when being used for ingress and egress. Tenant shall cooperate and comply with any reasonable safety or security programs, including fire drills and air raid drills, and the appointment of “fire wardens” developed by Landlord for the Project, or required by law. Before leaving the Premises unattended, Tenant shall close and securely lock all doors or other means of entry to the Premises and shut off all lights and water faucets in the Premises.

20. The requirements of tenants will be attended to only upon application to the management office of the Project.

21. Canvassing, soliciting and peddling in the Project are prohibited and each tenant shall cooperate to prevent the same.

22. All office equipment of any electrical or mechanical nature shall be placed by tenants in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise or annoyance.

23. No air-conditioning unit or other similar apparatus shall be installed or used by any tenant without the prior written consent of Landlord. Tenant shall pay the cost of all electricity used for air-conditioning in the Premises if such electrical consumption exceeds normal office requirements, regardless of whether additional apparatus is installed pursuant to the preceding sentence.

24. There shall not be used in any space, or in the public halls of the Project, either by any tenant or others, any hand trucks except those equipped with rubber tires and side guards.

25. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Project must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord. Tenant shall not permit the consumption in the Premises of more than 2 1/2 watts per net usable square foot in the Premises in respect of office lighting nor shall Tenant permit the consumption in the Premises of more than 1 1/2 watts per net usable square foot of space in the Premises in respect of the power outlets therein, at any one time. In the event that such limits are exceeded, Landlord shall have the right to require Tenant to remove lighting fixtures and equipment and/or to charge Tenant for the cost of the additional electricity consumed.

26. Parking.

(a) Project parking facility hours shall be 7:00 a.m. to 7:00 p.m., Monday through Friday, and closed on weekends, state and federal holidays, as such hours may be revised from time to time by Landlord.

(b) Automobiles must be parked entirely within the stall lines on the floor.

EXHIBIT “B”

(c) All directional signs and arrows must be observed.

(d) The speed limit shall be 5 miles per hour.

(e) Parking is prohibited in areas not striped for parking.

(f) Parking cards or any other device or form of identification supplied by Landlord (or its operator) shall remain the property of Landlord (or its operator). Such parking identification device must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Devices are not transferable or assignable and any device in the possession of an unauthorized holder will be void. There will be a replacement charge to the Tenant or person designated by Tenant of $30.00 for loss of any parking card. There shall be a security deposit of $30.00 due at issuance for each card key issued to Tenant.

(g) The monthly rate for parking is payable one (1) month in advance and must be paid by the third business day of each month. Failure to do so will automatically cancel parking privileges and a charge at the prevailing daily rate will be due. No deductions or allowances from the monthly rate will be made for days parker does not use the parking facilities.

(h) Tenant may validate visitor parking by such method or methods as the Landlord may approve, at the validation rate from time to time generally applicable to visitor parking.

(i) Landlord (and its operator) may refuse to permit any person who violates the within rules to park in the Project parking facility, and any violation of the rules shall subject the automobile to removal from the Project parking facility at the parker’s expense. In either of said events, Landlord (or its operator) shall refund a prorata portion of the current monthly parking rate and the sticker or any other form of identification supplied by Landlord (or its operator) will be returned to Landlord (or its operator).

(j) Project parking facility managers or attendants are not authorized to make or allow any exceptions to these Rules and Regulations.

(k) All responsibility for any loss or damage to automobiles or any personal property therein is assumed by the parker.

(l) Loss or theft of parking identification devices from automobiles must be reported to the Project parking facility manager immediately, and a lost or stolen report must be filed by the parker at that time.

(m) The parking facilities are for the sole purpose of parking one automobile per space. Washing, waxing, cleaning or servicing of any vehicles by the parker or his agents is prohibited.

(n) Landlord (and its operator) reserves the right to refuse the issuance of monthly stickers or other parking identification devices to any Tenant and/or its employees who refuse to comply with the above Rules and Regulations and all City, State or Federal ordinances, laws or agreements.

(o) Tenant agrees to acquaint all employees with these Rules and Regulations.

(p) No vehicle shall be stored in the Project parking facility for a period of more than one (1) week.

27. The Project is a non-smoking Project. Smoking or carrying lighted cigars or cigarettes in the Premises or the Project, including the elevators in the Project, is prohibited.

28. Tenant shall not, without Landlord’s prior written consent (which consent may be granted or withheld in Landlord’s absolute discretion), allow any employee or agent to carry any type of gun or other firearm in or about any of the Premises or Project.

EXHIBIT “B”

EXHIBIT “C”

NOTICE OF TERM DATES

AND TENANT’S PROPORTIONATE SHARE

TO:	DATE:

RE:	Lease dated , 20 , between (“Landlord”), and (“Tenant”), concerning Suite , located at .

Ladies and Gentlemen:

In accordance with the Lease, Landlord wishes to advise and/or confirm the following:

1. That the Premises have been accepted herewith by the Tenant as being substantially complete in accordance with the Lease and that there is no deficiency in construction.

2. That the Tenant has taken possession of the Premises and acknowledges that under the provisions of the Lease the Term of said Lease shall commence as of              for a term of                      ending on                     .

3. That in accordance with the Lease, Basic Rental commenced to accrue on                     .

4. If the Commencement Date of the Lease is other than the first day of the month, the first billing will contain a prorata adjustment. Each billing thereafter shall be for the full amount of the monthly installment as provided for in said Lease.

5. Rent is due and payable in advance on the first day of each and every month during the Term of said Lease. Your rent checks should be made payable to                      at                     .

6. The exact number of rentable square feet within the Premises is              square feet.

7. Tenant’s Proportionate Share, as adjusted based upon the exact number of rentable square feet within the Premises is     %.

AGREED AND ACCEPTED:

TENANT:

a

By:
Its:

EXHIBIT ONLY

***DO NOT SIGN – INITIAL ONLY***

EXHIBIT “C”

EXHIBIT “D”

TENANT WORK LETTER

[HORIZON PHARMA]

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises.

SECTION 1

DELIVERY OF THE PREMISES AND BASE BUILDING

1.1 Delivery and Acceptance. Upon the full execution and delivery of this Lease by Landlord and Tenant and vacation of the Premises by the existing tenant thereof, Landlord shall deliver the Premises and “Base Building”, as that term is defined below, to Tenant, and Tenant shall accept the Premises and Base Building from Landlord in their then existing “as-is” condition. The “Base Building” shall consist of those portions of the Premises which were in existence prior to the construction of tenant improvements in the Premises.

1.2 Late Delivery. In the event Landlord does not deliver the Premises to Tenant by October 25, 2011, as Tenant’s sole remedy, Tenant shall have the option to terminate the Lease by written notice to Landlord prior to the date Landlord delivers the Premises to Tenant.

SECTION 2

TENANT IMPROVEMENTS

2.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (“Tenant Improvement Allowance”) in the amount of $741,370.00 (based on $35.00 rentable square foot of space in the Premises) for the cost relating to the initial design and the actual cost of constructing the Tenant’s improvements, which are permanently affixed to the Premises (“Improvements”) and for the other Tenant Improvement Allowance Items described in Section 2.2 below. In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance.

2.2 Disbursement of the Tenant Improvement Allowance.

2.2.1 Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Tenant Improvement Allowance Items”):

2.2.1.1 Costs for the payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, subject to the cap described in Section 2.2.2.9 below;

2.2.1.2 The payment of plan check, permit and license fees relating to construction of the Improvements;

2.2.1.3 The cost of construction of the Improvements, including, without limitation, testing and inspection costs and trash removal costs, and contractors’ fees and general conditions;

2.2.1.4 The cost of any changes in the Base Building when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

EXHIBIT “D”

2.2.1.5 The cost of any changes to the Construction Drawings or Improvements required by any applicable building code(s) and other legal requirements (the “Code”);

2.2.1.6 Sales and use taxes;

2.2.1.7 Payment to Landlord of a construction coordination fee equal to five percent (5%) of the Tenant Improvement Allowance and any Over-Allowance Amount;

2.2.1.8 All other costs to be expended by Tenant and reasonably approved Landlord in connection with the construction of the Improvements; and

2.2.1.9 Costs of furniture, fixtures and equipment for the Premises; provided that the total aggregate amount of costs applied to the Tenant Improvement Allowance for the items described in 2.2.1.1 above and this 2.2.1.9 shall not exceed an aggregate total of $111,205.50 (based on 15% of the Tenant Improvement Allowance).

Notwithstanding anything to the contrary in this Tenant Work Letter, if Tenant uses less than the entire amount of the Tenant Improvement Allowance for Tenant Improvement Allowance Items, Tenant may request, by providing written notice to Landlord at any time on or before June 30, 2012 (“Request Notice”), that the unused amount be applied as a credit against Tenant’s monthly Basic Rental obligations (“Rent Credit”). If Tenant timely delivers a Request Notice, the Rent Credit will be applied as a credit to Tenant’s obligations to pay monthly Basic Rental commencing on the first (1st) day of the thirty-eighth (38th) full calendar month of the Term and continuing thereafter until exhausted. It Tenant does not timely deliver the Request Notice, Tenant shall not be entitled to any Rent Credit or use of the unused Tenant Improvement Allowance and any such unused amount shall revert to Landlord.

2.2.2 Disbursement of Tenant Improvement Allowance. Landlord shall disburse the Tenant Improvement Allowance in interim progress disbursements (“Progress Disbursement”), and one (1) final disbursement (“Final Disbursement”), within thirty (30) days after Tenant submits complete written disbursement requests, as further described below. Landlord may issue checks to fund the Tenant Improvement Allowance jointly or separately to Tenant, its general contractor, and any other of Tenant’s Agents. Without limiting the generality of the provisions below, Landlord may withhold payments of the Tenant Improvement Allowance pending inspection of the Improvements theretofore performed to determine that the applicable portions of the Improvements were properly performed in accordance with this Tenant Work Letter and the Approved Working Drawings, and that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Project, the curtain wall of the Project, the structure or exterior appearance of the Project, or any other tenant’s use of such other tenant’s leased premises in the Project; provided, such inspections shall not be deemed a warranty by Landlord that such conditions do not exist nor a waiver of Landlord’s rights if such conditions exist and were not reported during such inspection.

2.2.2.1 Progress Disbursements. Each Progress Disbursement shall be paid based on the percentage value of the Improvements theretofore completed (“Completed Work Percentage”), less ten percent (10%) retention (“Retention”) to be deferred to the Final Disbursement. Tenant shall not request any Progress Payments more often than monthly. In each Progress Disbursement Request, Tenant shall: (i) state the Completed Work Percentage as of the date of such Progress Disbursement Request (which may include any material actually delivered to the Premises as of such date), and show the subtraction of the Retention required herein, (ii) set forth the total estimated cost of the Improvements, and the computation of the Progress Disbursement, (iii) attach a general contractor application for payment on AIA G702 and G703 forms (or such modified version and/or a “sworn statement” or “affidavit of payment” in such form as Landlord may require consistent with Illinois laws and customs to protect against mechanics’ and other liens), respecting the portion of the Improvements covered by such Progress Disbursement Request, duly executed and certified under oath (or sworn under penalty of perjury and notarized as Landlord may require consistent with Illinois laws) by the general contractor and all subcontractors, and which shall include execution and certification by the Architect that all Improvements for which payment is requested have been properly completed in accordance with the Approved Working Drawings, and shall show the names of all parties furnishing material and labor and the amount previously paid and due or to become due to each

EXHIBIT “D”

of them, and shall include invoices and other reasonable supporting documentation, and (iv) include partial lien releases (which may, at Landlord’s sole option, be conditional as to the amount of the current payment requested, but shall in any event be unconditional releases as to prior amounts), by the general contractor and all subcontractors, suppliers, materialmen and persons who have provided any labor, services, material, fixtures, apparatus or machinery (collectively, “Subcontractors”), in such form as Landlord may require consistent with Illinois laws, respecting the portion of the Improvements covered by such Progress Disbursement Request.

2.2.2.2 Final Disbursement Request. Tenant’s Final Disbursement Request shall specify that it is the “Final Disbursement Request,” and shall include: (i) an “Architect’s Certificate of Substantial Completion” on the current AIA form, and an Architect’s certificate for final payment, (ii) a general contractor application for payment on AIA G702 and G703 forms (or such modified version and/or such form of “sworn statement” or “affidavit of payment” as Landlord may require consistent with Illinois laws to protect against mechanics’ and other liens), duly executed and certified under oath (or sworn under penalty of perjury and notarized as Landlord may require consistent with Illinois laws) by the contractor and all Subcontractors, and which shall include execution and certification by the Architect, as further described above respecting Progress Disbursement Requests, (iii) copies of all invoices for the Improvements not previously provided, (iv) a copy of the permanent certificate of occupancy for the Premises (if required by law, or otherwise such evidence or government inspections and approvals as may be customary), and (v) final, complete, unconditional lien releases by the general contractor and all Subcontractors in such form as Landlord may require consistent with Illinois laws, and (vi) such other evidence as Landlord may reasonably require that the costs of the Improvements have been paid and that no architect’s, engineer’s mechanic’s, materialmen’s or other liens have been or may be filed against the Project or Premises arising out of the design or performance of such Improvements. Notwithstanding anything to the contrary contained herein, to the extent substantial completion has occurred, but any so-called punch-list items or other items remain to be performed, Landlord may defer paying the Final Disbursement or such portion thereof as Landlord may determine, until all such items are fully completed.

2.2.2.3 Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items. Except for furniture, fixtures and equipment purchased under Section 2.2.1.9 above, all Tenant Improvement Allowance Items for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of this Lease.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Tenant shall retain an architect approved by Landlord (the “Architect”) to prepare the Construction Drawings. Tenant or the Architect shall retain the engineering consultants designated by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life-safety, and sprinkler work in the Premises, which work is not part of the Base Building. The Architect and the Engineers are collectively referred to herein as the “Design Professionals”. The plans and drawings to be prepared by the Design Professionals hereunder shall be known collectively as the “Construction Drawings”. All Construction Drawings shall comply with the drawing format and specifications acceptable to Landlord. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings.

EXHIBIT “D”

3.2 Approved Working Drawings. Landlord shall approve (or disapprove) working drawings prepared by the Design Professionals within five (5) days after Landlord receives the final working drawings (the “Approved Working Drawings”). Tenant shall submit the same to the applicable governmental agencies and diligently pursue its receipt of all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Tenant’s Selection of Contractors.

4.1.1 The Contractor. A general contractor shall be retained by Tenant to construct the Improvements and Tenant shall contract directly with such contractor. Such general contractor (“Contractor”) so retained by Tenant must be reasonably approved by Landlord.

4.1.2 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. If Landlord does not approve any of Tenant’s proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord’s written approval.

4.2 Construction of Improvements by Tenant’s Agency.

4.2.1 Construction Contract; Cost Budget. Prior to Tenant’s execution of the construction contract and general conditions with Contractor (the “Contract”), Tenant shall submit the Contract to Landlord for its approval with regard to proper insurance and licensing requirements and any other provisions which may adversely affect Landlord or Landlord’s interest in the Project, and which approval shall not be unreasonably withheld or delayed by more than five (5) business days after Landlord’s receipt of the Contract. Prior to the commencement of the construction of the Improvements, and after Tenant has accepted all bids for the Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred in connection with the design and construction of the Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the “Final Costs”). Prior to the commencement of construction of the Improvements, Tenant shall supply Landlord with an amount (the “Over-Allowance Amount”) equal to the difference between the amount of the Final Costs and the amount of the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Improvements). The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any of the then remaining portion of the Tenant Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Tenant Improvement Allowance. In the event that, after the Final Costs have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Improvements shall change, any additional costs necessary to such design and construction in excess of the Final Costs, shall be paid by Tenant to Landlord immediately as an addition to the Over-Allowance Amount or at Landlord’s option, Tenant shall make payments for such additional costs out of its own funds, but Tenant shall continue to provide Landlord with the documents described in Section 2.2.2.1 (i), (ii), (iii) and (iv) of this Tenant Work Letter, above, for Landlord’s approval, prior to Tenant paying such costs.

4.2.2 Tenant’s Agents.

4.2.2.1 Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. Tenant’s and Tenant’s Agent’s construction of the Improvements shall

EXHIBIT “D”

comply with the following: (i) the Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Tenant’s Agents shall submit schedules of all work relating to the Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (iii) Tenant shall abide by all rules made by Landlord’s Project manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Improvements.

4.2.2.2 Indemnity and Waiver. Tenant’s indemnity of Landlord and waiver of claims against Landlord as set forth in this Lease shall also apply, to the extent not prohibited by applicable Illinois laws, with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in this Lease, shall also apply, to the extent not prohibited by applicable Illinois laws, with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.

4.2.2.3 Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors and (ii) the Commencement Date. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Improvements, and/or the Project and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.2.2.3.1 Lien-Free Basis. Tenant’s Contractor and the other Tenant’s Agents and the Design Professionals shall perform all work and services on a lien-free basis. If a lien is filed or recorded against the Project due to, or in any way associated with, the design, engineering or construction of the Improvements, Tenant agrees to have such lien released of record by recording a lien release bond or otherwise (in a manner and form approved by Landlord) within five (5) days of Landlord’s notice to Tenant regarding same. If Tenant fails to cause the release of such lien within such five (5) day period to Landlord’s satisfaction, Landlord may cause the removal of such lien from Landlord’s title or require a deposit by Tenant as provided under Article 10 (Liens) of this Lease, and Tenant agrees to repay Landlord for all costs and expenses incurred by Landlord to release the lien (including, but not limited to, the payment of the amount stated in the lien, any filing, processing, recording and attorneys’ fees) within ten (10) days of Landlord’s request therefor, and such amount shall be considered Additional Rent due under the Lease. If Tenant fails to pay Landlord as aforesaid, such failure shall be deemed an uncured noticed material default under the Lease, and Landlord may pursue any remedy provided for under the Lease, at law or in equity. Under no circumstances shall Landlord’s approval or payment of a Progress Disbursement, Final Disbursement or any other amount, be deemed a waiver of Tenant’s obligations or Landlord’s rights respecting liens.

4.2.2.4 Insurance Requirements.

4.2.2.4.1 General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry commercial general liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in this Lease.

EXHIBIT “D”

4.2.2.4.2 Special Coverages. Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Improvements shall be insured by Tenant pursuant to this Lease during construction and immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant’s Agents shall carry excess liability and Products and Completed Operating Coverage insurance, each in amounts not less than $500,000 for each incident, $1,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in this Lease.

4.2.2.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Improvements and before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents. All insurance maintained by Tenant’s Agents shall preclude subrogation or contribution claims by the insurer against anyone insured thereunder, to the extent not prohibited under applicable Illinois laws. Such insurance shall provide that it is primary insurance as respects the Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Tenant Work Letter.

4.2.3 Governmental Compliance. The Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) material and equipment manufacturer’s specifications for the Project and for materials and equipment to be installed as part of the Improvements.

4.2.4 Inspection by Landlord. Landlord shall have the right to inspect the Improvements at all times, provided however, that Landlord’s failure to inspect the Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Improvements constitute Landlord’s approval of the same. Should Landlord disapprove any portion of the Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Project, the structure or exterior appearance of the Project or any other tenant’s use of such other tenant’s leased premises, Landlord may take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.

4.2.5 Meetings. Commencing upon the execution of this Lease, Tenant and Landlord shall hold meetings as required at a reasonable time with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Improvements, which meetings shall be held at a location designated by Landlord, and Landlord and/or its agents shall receive prior notice of, and shall have the right to

EXHIBIT “D”

attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. One such meeting each month shall include the review of Contractor’s current request for payment.

4.3 Copy of “As Built” Plans. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) sets of copies of such as-built drawings within ninety (90) days following substantial completion of the Improvements, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

SECTION 5

MISCELLANEOUS

5.1 Tenant’s Representative. Prior to commencement of construction, Tenant shall designate an individual to act as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2 Landlord’s Representative. Landlord shall designate an individual as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3 Time of the Essence in This Tenant Work Letter. Time is of the essence with respect to the performance by Tenant of every provision of this Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

5.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an event of default as described in the Lease or this Tenant Work Letter has occurred at any time, then (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of this Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such inaction by Landlord).

5.5 Construction Defects. Landlord shall have no responsibility for the Improvements and Tenant will remedy, at Tenant’s own expense, and be responsible for any and all defects in the Improvements that may appear during or after the completion thereof whether the same shall affect the Improvements in particular or any parts of the Premises in general. Tenant shall indemnify, defend, hold harmless and reimburse Landlord for any liabilities, costs or expenses incurred by Landlord by reason of any defect in any portion of the Improvements constructed by Tenant or Tenant’s contractor or subcontractors, or by reason of inadequate cleanup following completion of the Improvements.

5.6 Coordination of Labor. All of Tenant’s contractors, subcontractors, employees, servants and agents must work in harmony with and shall not interfere with any labor employed by Landlord, or Landlord’s contractors or by any other tenant or its contractors with respect to any portion of the Project.

5.7 HVAC Systems. Tenant agrees to be entirely responsible for the maintenance or the balancing of any heating, ventilating or air conditioning system installed by Tenant and/or

EXHIBIT “D”

maintenance of the electrical or plumbing work installed by Tenant and/or for maintenance of lighting fixtures, partitions, doors, hardware or any other installations made by Tenant.

5.8 Approval of Plans, Design Professionals, Tenant’s Agents and Contracts. Landlord will not check Tenant drawings for building code compliance. Approval of the Construction Drawings by Landlord is not a representation that the drawings are in compliance with the requirements of governing authorities, and it shall be Tenant’s responsibility to meet and comply with all federal, state, and local code requirements. Approval of the Construction Drawings does not constitute assumption of responsibility by Landlord or its architect for their accuracy, sufficiency or efficiency, and Tenant shall be solely responsible for such matters. Landlord and its managing agent shall have no responsibility for construction means, methods or techniques or safety precautions in connection with the Improvements. Landlord’s approval of the Contract, and Landlord’s designations, lists, recommendations or approvals concerning Design Professionals and Tenant’s Agents, shall not be deemed a warranty as to the quality or adequacy thereof or of the Construction Drawings or the Improvements, or the design thereof, or of compliance with laws, codes and other legal requirements.

EXHIBIT “D”

EXHIBIT E

LETTER OF CREDIT

Long Ridge Office Portfolio, L.P.

c/o General Electric Capital Corporation

16479 Dallas Parkway, Suite #500

Addison, TX 75001

ATTN: Letter of Credit Department

RE:        Irrevocable Letter of Credit No.                      for U.S. $

Ladies and Gentlemen:

We hereby issue our irrevocable Letter of Credit No.                      in favor of LONG RIDGE OFFICE PORTFOLIO, L.P., a Delaware limited partnership (“Beneficiary”), for the account of HORIZON PHARMA USA, INC., a Delaware corporation.

We undertake to honor from time to time your draft or drafts at sight on us not exceeding in the aggregate              U.S. Dollars (U.S. $            ). All drafts hereunder must be marked “Drawn under Irrevocable Letter of Credit No.             , dated                     , 20    .”

Presentation of drafts drawn hereunder may be made at any time on or before the expiration date hereof at our offices located at                                         . Presentation on or before noon of any day other than a Saturday, Sunday or other day on which all commercial banks in (city), (state) are authorized or required to be closed (“Banking Day”) shall result in payment to Beneficiary on the same date. Drafts presented after noon on any Banking Day shall result in payment to Beneficiary on the next Banking Day. We hereby waive any right that we may otherwise have to delay payment to a later date. If the expiration date is not a Banking Day, drafts presented on the first following Banking Day shall be deemed timely. Any notice of dishonor must be given within the applicable time period set forth above for payment.

Partial drawings are permitted, and this Letter of Credit shall, except to the extent reduced thereby, survive any partial drawings.

This Letter of Credit is valid through and including                     , 20    .

It is a condition of this Letter of Credit that it shall be automatically renewed for successive terms of one (1) year from the above-stated or any future expiration date, which shall become effective without amendment unless Beneficiary receives, not less than sixty (60) days before the above-stated or any future expiration date, written notice from us (in the manner below provided) that we have elected not to renew this Letter of Credit for any such additional term. If Beneficiary receives such notice of non-renewal from us, then Beneficiary may at any time prior to the then current expiration date hereof present its draft for payment hereunder.

Any notice to Beneficiary in connection with this Letter of Credit shall be in writing and shall be delivered in hand with receipt acknowledged, or by certified mail (return receipt requested), to Long Ridge Office Portfolio, LP, c/o General Electric Capital Corporation, 16479 Dallas Parkway, Suite #500, Addison, TX 75001, ATTN: Letter of Credit Department (or to such other address for any such notices which Beneficiary may hereafter specify) in a written notice delivered to the undersigned.

We agree that we shall have no duty or right to inquire as to the basis upon which Beneficiary has determined to present to us any draft under this Letter of Credit. We hereby waive any defense based upon any allegation of fraud.

We shall not be required or entitled to inquire as to the authority of the person signing any draft or other instrument contemplated hereunder on behalf of Beneficiary, and we shall accept such signature as conclusive evidence of authority.

EXHIBIT E

This Letter of Credit is transferable in its entirety and not in part to any transferee. Upon any such transfer, all references herein to the beneficiary shall be automatically changed to such transferee, and draft(s) may be issued by such transferee rather than the beneficiary.

This irrevocable Letter of Credit is subject to the International Standby Practices 1998 (“ISP98”), International Chamber of Commerce Publication 590 and, to the extent not inconsistent therewith, the Uniform Commercial Code of the State of Illinois.

All of the terms and conditions of this Letter of Credit are contained herein and shall not be altered except by reduction in the amount due to corresponding payments in like amount in compliance with the aforementioned terms. Except as otherwise expressly set forth herein, there are no conditions to this Letter of Credit.

Very truly yours,

By:

Title:

EXHIBIT E